The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 14, 2009

PRELIMINARY PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
(To Base Prospectus dated April 14, 2009)	Registration No. 333-151839

Rio Tinto Finance (USA) Limited
U.S.$          % Notes due
U.S.$          % Notes due
Fully and unconditionally guaranteed by
Rio Tinto plc
and
Rio Tinto Limited

The U.S.$          notes due      (the ‘‘      notes”) will bear interest at     % per year. Interest on the           notes will be payable semi-annually in arrear on           and           of each year, beginning on     , 2009. The      notes will mature at 100% of their principal amount on          ,          .

The U.S.$          notes due     (the ‘‘      notes” and, together with the           notes, the “notes”) will bear interest at     % per year. Interest on the notes will be payable semi-annually in arrear on           and          of each year, beginning on          , 2009. The           notes will mature at 100% of their principal amount on          ,          .

The interest on each series of notes may be adjusted under the circumstances described under “Description of Guaranteed Notes — Interest Rate Adjustment”.

The notes and the guarantees will be senior unsecured obligations and will rank equally with all other present and future unsecured and unsubordinated indebtedness.

The notes will be redeemable at our option or at the option of Rio Tinto plc or Rio Tinto Limited, in whole or in part, at any time at the redemption price determined in the manner described in this prospectus supplement. We may also redeem the notes at the principal amount of the notes being redeemed plus accrued interest to the date of redemption upon the occurrence of certain tax events described in this prospectus.

Upon the occurrence of a Change of Control Repurchase Event (as defined herein), unless the notes are otherwise subject to redemption in accordance with their terms and we have elected to exercise our right to redeem the notes, we will make an offer to each holder of notes comprising that series to repurchase all or any part of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of repurchase.

Application will be made to list the notes on the New York Stock Exchange.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Notes		Notes
Per Note	Total	Per Note		Total

Price to Public(1)%	$		%	$
Underwriting Discount and Commissions %	$		%	$
Proceeds, before expenses, to us(2)%	$		%	$

Notes:

(1)	Plus accrued interest from , 2009 if settlement occurs after that date.

(2)	See “Underwriting” beginning on page S-35 of this prospectus supplement.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company (“DTC”), against payment in New York, New York, on or about          , 2009. Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, including Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) and Euroclear Bank SA/NV (“Euroclear”).

Joint Lead Managers and Joint Bookrunners

Deutsche Bank Securities	J.P. Morgan	Morgan Stanley

Credit Suisse	RBS	Société Générale

The date of this prospectus supplement is          , 2009

PROSPECTUS SUPPLEMENT

BASE PROSPECTUS

You should only rely on the information contained or incorporated by reference in the prospectus supplement and the accompanying base prospectus dated April 14, 2009 (the “base prospectus”). We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in the prospectus supplement, the base prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and any prospects may have changed since those dates.

ABOUT THIS DOCUMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes and also adds to and updates information contained in the base prospectus and the documents incorporated by reference in the prospectus supplement and the base prospectus. The second part, the base prospectus, provides more general information about debt securities we may offer from time to time. When we refer to the prospectus, we are referring to both parts of this document combined. If the description of the notes in the prospectus supplement differs from the description in the base prospectus, the description in the prospectus supplement supersedes the description in the base prospectus.

The base prospectus contains important information regarding this offering, which is not contained in the prospectus supplement. You are urged to read the base prospectus and the prospectus supplement in full.

In this prospectus supplement, the terms “we”, “our” and “us” refer to Rio Tinto Finance (USA) Limited (ABN 84 062 129 551). We refer to Rio Tinto plc and Rio Tinto Limited (ABN 96 004 458 404), taken together, as Rio Tinto. We refer to Rio Tinto plc, Rio Tinto Limited and their subsidiaries, taken together, as the Rio Tinto Group. Rio Tinto Finance (USA) Limited is offering debt securities using this prospectus supplement. Both Rio Tinto plc and Rio Tinto Limited act as the guarantors for offerings by Rio Tinto Finance (USA) Limited using this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We incorporate by reference the documents below filed with the Securities and Exchange Commission (the “SEC”) by Rio Tinto plc and Rio Tinto Limited pursuant to the Exchange Act of 1934 (the “Exchange Act”).

(i)	Annual Report on Form 20-F of Rio Tinto plc and Rio Tinto Limited for the year ended December 31, 2008 filed with the SEC on April 2, 2009;

(ii)	Item 8 of the Annual Report on Form 10-K of Alcan for the year ended December 31, 2006 filed with the SEC on March 1, 2007;

(iii)	any reports on Form 6-K filed or furnished by Rio Tinto plc or Rio Tinto Limited pursuant to the Exchange Act that expressly state that we incorporate them by reference; and

(iv)	any reports filed or furnished under Section 13(a), 13(c) or 15(d) of the Exchange Act.

You can obtain copies of any of the documents incorporated by reference through Rio Tinto or the SEC. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus. You may obtain Rio Tinto documents incorporated by reference into this prospectus, at no cost, by requesting them in writing or by telephone at the following addresses and telephone numbers:

Rio Tinto Limited Level 33 120 Collins Street Melbourne, Victoria 3000 Australia 011-61-3-9283-3333	Rio Tinto plc 2 Eastbourne Terrace London W2 6LG United Kingdom 011-44-20-781-2000

FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference certain forward looking statements with respect to the financial condition, results of operations and business of the Rio Tinto Group. The words “intend”, “aim”, “project”, “anticipate”, “estimate”, “plan”, “believes”, “expects”, “may”, “should”, “will”, or similar expressions, commonly identify such forward looking statements.

Examples of forward looking statements contained in or incorporated by reference in this prospectus include those regarding estimated ore reserves, anticipated production or construction dates, costs, outputs and productive lives of assets or similar factors. Forward looking statements involve known and unknown risks, uncertainties, assumptions and other factors set forth in this document that are beyond the Group’s control. For example, future ore reserves will be based in part on market prices that may vary significantly from current levels. These may materially affect the timing and feasibility of particular developments. Other factors include the ability to produce and transport products profitably, demand for our products, the effect of foreign currency exchange rates on market prices and operating costs, and activities by governmental authorities, such as changes in taxation or regulation, and political uncertainty.

In light of these risks, uncertainties and assumptions, actual results could be materially different from projected future results expressed or implied by these forward looking statements which speak only as at the date of this report. Except as required by applicable regulations or by law, the Group does not undertake any obligation to publicly update or revise any forward looking statements, whether as a result of new information or future events. The Group cannot guarantee that its forward looking statements will not differ materially from actual results.

RISK FACTORS

An investment in the notes involves risks. Prior to making a decision about investing, you should carefully consider, among other matters, the following risk factors, as well as those included in the base prospectus under “Risk Factors” and those incorporated by reference in other filings we may make from time to time with the SEC.

Risks relating to Rio Tinto

The recent significant reduction in commodity prices and global demand for the Group’s products have had, and are expected to continue to have, a material adverse impact on the Group’s business, financial condition and results of operations

Commodity prices, and demand for the Group’s products, are cyclical and influenced strongly by world economic growth, particularly in the United States and Asia (notably China). The Group’s normal policy is to sell its products at prevailing market prices and not to enter into hedging arrangements relating to changes or fluctuations in such prices. Commodity prices have significantly declined recently and prices can fluctuate widely. Such fluctuations have impacted the Group’s recent trading and could have a material adverse impact on the Group’s revenues, earnings, cash flows, asset values and growth in the future. As a result of difficult market and general economic conditions (which may be long lasting and continue to deepen), there has also been reduced direct and indirect demand for the Group’s products and these declines have had, and are expected to continue to have, a material adverse impact on the Group’s revenues, earnings, cash flows, asset values and growth.

China is an important source of demand for the Group’s products and a reduction in the imports of the Group’s products by Chinese customers has had, and may continue to have, a material adverse effect on the Group’s results of operations

As a result of the increasing importance of China as a source of demand for its products, in particular iron ore, the Group has recently been, and may continue to be, adversely affected by a reduction in the importation of its products by Chinese customers. In part as a result of weak demand from the slowing global economy, China’s economy grew at a slower rate in 2008 than in prior years. China remains the world’s largest importer of iron ore but the reduction in the growth rate of the Chinese economy and the sharp decline in Chinese steel output since October 2008 has contributed to a contraction in Chinese demand. Although the Group’s iron ore is predominantly sold to Chinese customers at fixed prices rather than at spot rates, these prices are subject to annual negotiations and the Group may not be able to negotiate favourable pricing when it renegotiates its annual iron ore contracts in the first half of 2009. In addition, if the Group’s Chinese iron ore customers are successful in sourcing iron ore domestically or from the Group’s competitors (particularly if volatility in the freight market impacts the competitiveness of the Group’s supply of iron ore), the Group may experience further weakened demand for its iron ore.

The slowdown of China’s economy has also contributed to a contraction in demand and lower pricing for copper and aluminium. If Chinese customers’ demand for external sources of the Group’s products continues to weaken or does not recover, or Chinese customers source such products from the Group’s competitors, the Group’s business, results of operations, financial condition and prospects could continue to be materially adversely affected.

Failure to progress the divestment programme, complete the strategic partnership with Chinalco or raise additional capital from alternative sources may lead to the renegotiation of the Group’s U.S.$40 billion syndicated credit facilities on more onerous terms

In July 2007, in connection with its acquisition of Alcan, the Group entered into syndicated credit facilities of up to U.S.$40 billion, which have principal repayments falling due in October 2009, October 2010, October 2012 and December 2012. Following the acquisition, the Group announced its intention to reduce this debt by divesting some of its existing assets as well as the Packaging and Engineered Products units of Rio Tinto Alcan. In November 2007, the Group announced its intention to achieve at least U.S.$15 billion of divestments and divested U.S.$2.6 billion at favourable prices in the first half of 2008. Deteriorating market conditions in the second half of 2008 and continued severe dislocation in global markets, made it increasingly difficult for buyers to raise finance to purchase Group assets. In October 2008, the Group announced it would review its 2008 targeted divestments given market conditions and made a further announcement about its targeted divestments on December 12, 2008.

On February 12, 2009 the Group announced that it had entered into a transaction with Chinalco to forge a strategic partnership through the creation of joint ventures and the issuance of convertible bonds. The transaction is subject to the approval by Rio Tinto shareholders, governments and regulators.

The timing and proceeds of divestments and the completion of the transaction with Chinalco are subject to uncertainty. The Group cannot anticipate when it will be able to reduce its borrowings through further asset divestments, if at all or be certain that the transaction with Chinalco will receive all requisite approvals or complete in a timely manner. If the Group is unable to access sufficient funds, to make the repayments under its credit facilities, it may not be able to fulfil its repayment obligations or may need to find an alternate source of financing, which may be on more onerous terms. The occurrence of any of these events may have a material adverse effect on the Group’s business, results of operations, financial condition, prospects and share prices.

In addition, if the transaction with Chinalco does not complete it will result in the Group having to consider other strategic and financing options and under certain circumstances may result in the Group paying a break fee of U.S.$195 million to Chinalco.

Adverse economic and credit market conditions have materially adversely affected, and may continue to materially adversely affect, the Group’s ability to raise additional debt or equity

At the time of the acquisition of Alcan, it was the Group’s intention to repay a portion of the U.S.$40 billion Alcan credit facilities through the issuance of bonds. Accordingly, the Group issued a series of bonds in June 2008, and the aggregate net proceeds were applied in partial prepayment of the credit facilities maturing in October 2009. Deteriorating conditions in the credit markets since June 2008 have restricted the Group’s ability to access the credit markets on a commercially acceptable basis.

The Group’s ability to raise additional debt and/or equity financing will also continue to be significantly influenced by, among other things, general economic conditions, developments in the credit markets, volatility in the equity markets, investors’ desire to maintain cash and to assume additional levels of risk and the Group’s credit rating. If economic and credit conditions do not improve, the Group may not be able to raise debt and/or equity finance on attractive terms, or at all, and it may need to seek further financing from alternative sources. Alternative financing may also be on unfavourable terms. As a result, the Group’s business, results of operations, financial condition and prospects could be materially adversely affected.

The Group’s borrowing costs and its access to the debt capital markets depend both on its long term credit ratings, (which were recently downgraded), and on interest rate levels

In December 2008, Moody’s downgraded the long term ratings of the Group from A3 to Baa1 and S&P downgraded its long term ratings from BBB+ to BBB and its short term corporate credit ratings from A-2 to A-3. Both Moody’s and S&P have retained a negative outlook in respect of its ratings and may downgrade the ratings of the Group again. Any current or future downgrades by credit rating agencies may increase the Group’s financing costs and limit or eliminate its access to the debt capital markets. Following the announcement of the strategic alliance with Chinalco, Moody’s placed the group under a review for possible downgrade at the same time affirming the Prime-2 short term ratings. S&P reaffirmed the BBB rating and upon successful completion of the transaction may revise the outlook to stable from negative.

Increases in interest rates are likely to increase the interest cost associated with the Group’s debt, 73% of which is floating rate debt, and will increase the cost of future borrowings, which could affect the Group’s earnings and financial position.

Failure of the Group to make successful acquisitions and to effectively integrate its acquisitions could have a material adverse impact on the Group’s business and results of operations

Business combinations entail a number of risks, including the ability of management to integrate effectively the businesses acquired with its existing operations (including the realisation of synergies), significant one time write offs or restructuring charges, difficulties in achieving optimal tax structures, and unanticipated costs. All of these may be exacerbated by the diversion of management’s attention away from other ongoing business concerns.

The Group may also be liable for the past acts, omissions or liabilities of companies or businesses it has acquired, which may be unforeseen or greater than anticipated at the time of the relevant acquisition. Deterioration or reduced demand for the Group’s products could impact the Group’s estimated post tax synergies for the Alcan acquisition and have a material adverse impact on the Group’s results of operations.

The Group’s results of operations could be materially adversely affected by the impairment of assets and goodwill

An asset impairment charge may result from the occurrence of unexpected adverse events that impact the Group’s estimates of expected cash flows generated from its assets. The Group was recently required and may again be required to recognise asset impairment charges, as a result of impairment indicators which could include a weak economic environment, challenging market conditions, fluctuations in long term commodity prices, changes to long term mine plans, mining properties and to characteristics of orebody (including the expected life of the orebody). The deteriorating global economic outlook and declines in commodity prices are likely to reduce the recoverable amount of the Group’s cash generating units and therefore may increase the Group’s impairment charges in the future.

In accordance with IFRS, the Group does not amortise goodwill but rather tests it annually for impairment. Goodwill impairments cannot be reversed. The Group tested goodwill arising from the Alcan acquisition for impairment and recorded a goodwill impairment charge of U.S.$6.6 billion for the year ended 31 December 2008.

In November 2007, the Group initially determined goodwill based on provisional fair values, and finalised the fair value determinations within 12 months of the date it acquired Alcan. Following this determination, the Group adjusted the value of goodwill arising from the Alcan acquisition to U.S.$20.1 billion.

The Group will continue to test goodwill and may, in the future, record additional impairment charges. This could result in the recognition of impairment losses which could be significant and which could have a material adverse effect on the Group’s results of operations.

Rio Tinto is exposed to fluctuations in exchange rates that could have a material adverse impact on the results of its operations

The majority of the Group’s sales are denominated in U.S. dollars. The Group also finances its operations and holds surplus cash primarily in U.S. dollars. Given the dominant role of the U.S. dollar in the Group’s operations it is the currency in which its results are presented both internally and externally. The Group also incurs costs in U.S. dollars but significant costs are influenced by the local currencies of the territories in which its ore reserves and other assets are located. These currencies are principally the Australian dollar, Canadian dollar and Euro. The Group’s normal policy is not to enter into hedging arrangements relating to changes or fluctuations in foreign exchange rates. As a result, if there is an appreciation in the value of these currencies against the U.S. dollar or prolonged periods of exchange rate volatility these changes may have a material adverse impact on the Group’s results of operations.

If the Group does not significantly reduce its business and operating costs, its business and results of operations may suffer materially

On December 10, 2008, the Group announced that it had undertaken a review of its controllable operating expenditure and intended to reduce operating and functional costs by at least U.S.$2.5 billion per annum by the end of 2010 based on 2008 production rates and constant exchange rates and oil prices. To achieve this targeted reduction, the Group intends to reduce global headcount by approximately 14,000 roles. However, as a result of continuing market conditions, the Group may need to reduce operating expenditure further. The Group also intends to consolidate some of its offices, accelerate the outsourcing and off-shoring of IT and procurement and defer certain exploration and evaluation expenditure. If the Group experiences delays in implementing these measures or if the Group does not realise the cost savings or operating efficiencies it anticipates, this could have a material adverse effect on the Group’s results of operations.

In the event that demand subsequently increases and the Group seeks to raise production levels to respond, its ability to take advantage of the increased demand may be constrained and operating costs may increase significantly, which could have a material adverse effect on the Group’s business and results of operations.

The Group’s business and growth prospects may be negatively impacted by reductions in its capital expenditure programme

The Group requires substantial capital to invest in greenfield and brownfield projects and to maintain and prolong the life and capacity of its existing mines. The recently announced reductions in capital expenditure relate to the cancellation of, or slowing work on, certain projects and the deferral of others until at least the Group is satisfied that market conditions and commodity prices have sufficiently recovered and sufficient cash for investment is available. The Group may reduce its capital expenditure further in light of various considerations such as expected global demand for its products, the level of commodity pricing and the Group’s resources, which may negatively impact the timing of the Group’s growth and future prospects.

If commodity markets improve, the Group’s ability to take advantage of that improvement may be constrained by earlier capital expenditure restrictions and the long term value of its business could be adversely impacted.

The Group’s position in relation to its competitors may also deteriorate.

Competitors may have sufficient funds or access to capital and be better positioned to respond quickly to changes in commodity prices or market conditions generally.

The Group may also need to address commercial and political issues in relation to its reductions in capital expenditure in certain of the jurisdictions in which it operates. If the Group’s interest in its joint ventures is diluted or it loses key concessions or if it is prevented from reducing capital expenditure commitments in the relevant jurisdiction, its growth could be constrained. Any of the foregoing could have a material adverse effect on the Group’s business, results of operations, financial condition and prospects.

The Group’s exploration and development of new projects might be unsuccessful, expenditures may not be fully recovered and depleted ore reserves may not be replaced

The Group develops new mining properties and expands its existing operations as a means of generating shareholder value. The Group seeks to identify new mining properties through its exploration programme. The Group has also undertaken the development or expansion of other major operations. There is no assurance, however, that such expenditure will be recouped or that depleted ore reserves will be replaced.

Political, legal and commercial instability or community disputes in the countries and territories in which the Group operates could affect the viability of its operations

The Group has operations in jurisdictions with varying degrees of political, legal and commercial stability. Administrative change, policy reform, changes in law or governmental regulations can result in civil unrest, expropriation, or nationalisation. Renegotiation or nullification of existing agreements, leases and permits, changes in fiscal policies (including increased tax or royalty rates) or currency restrictions are all possible consequences. Commercial instability caused by bribery and corruption in their various guises can lead to similar consequences. The consequences of such instability or changes could have a material adverse effect on the profitability, the ability to finance or, in extreme cases, the viability of an operation.

Some of the Group’s current and potential operations are located in or near communities that may regard such an operation as having a detrimental effect on their environmental, economic or social circumstances. The consequences of community reaction could also have a material adverse impact on the cost, profitability, ability to finance or even the viability of an operation. Such events could lead to disputes with national or local governments or with local communities and give rise to material reputational damage. If the Group’s operations are delayed or shut down as a result of political and community instability, its revenue growth may be constrained and the long term value of its business could be adversely impacted.

The Group’s land and resource tenure could be disputed resulting in disruption and/or impediment in the operation or development of a resource

The Group operates in several countries where title to land and rights in respect of land and resources (including indigenous title, particularly in Australia and Canada) may be unclear and may lead to disputes over resource development. Such disputes could disrupt or delay relevant mining projects and/or impede the Group’s ability to develop new mining properties and may have a material adverse effect on the Group’s results of operations and/or prospects.

The Group’s operations are resource intensive and changes in the cost and/or interruptions in the supply of energy, water, fuel or other key inputs could adversely affect their economic viability

The Group’s operations are resource intensive and, as a result, its costs and net earnings may be adversely affected by the availability or cost of energy, water, fuel or other key inputs. If the current downward trend in energy prices reverses, carbon trading schemes or carbon taxes begin to apply to the Group’s operations or if the Group experiences interruptions in, or constraints on, its supply of energy, water, fuel or other key inputs, the Group’s costs could increase and its results could be materially adversely affected.

Increased regulation of greenhouse gas emissions could adversely impact the Group’s cost of operations. Rio Tinto’s smelting and mineral processing operations are energy intensive and depend heavily on fossil fuels

Increasing regulation of greenhouse gas emissions, including the progressive introduction of carbon emissions trading mechanisms and tighter emission reduction targets, in numerous jurisdictions in which the Group operates is likely to raise energy costs and costs of production to a material degree over the next decade. Regulation of greenhouse gas emissions in the jurisdictions of the Group’s major customers and in relation to international shipping could also have an adverse effect on the demand for the Group’s products.

Estimates of ore reserves are based on certain assumptions and so changes in such assumptions could lead to reported ore reserves being restated

There are numerous uncertainties inherent in estimating ore reserves (including subjective judgments and determinations based on available geological, technical, contracted and economic information) and assumptions that are valid at the time of estimation may change significantly when new information becomes available. Changes in the forecast prices of commodities, exchange rates, production costs or recovery rates may result in the reserves ceasing to be economically viable. This may, ultimately, result in the reserves needing to be restated. Such changes in reserves could also impact depreciation and amortisation rates, asset carrying values, deferred stripping calculations and provisions for close down, restoration and environmental clean up costs.

The Group’s net earnings are sensitive to the assumptions used for valuing defined benefit pension plans and post retirement healthcare plans

Certain of the Group’s businesses sponsor defined benefit pension plans. The pension expense reported in respect of those plans is sensitive to the assumptions used to value the pension obligations and also to the underlying economic conditions that influence those assumptions. Changing economic conditions and in particular poor pension investment returns may require the Group to make substantial cash contributions to these pension plans. Actual investment returns achieved compared to the amounts assumed within the Group’s reported pension expense was as follows:

	2008	2007	2006	2005	2004
	(U.S. $ millions)

Expected return on plan assets	1,000	550	326	306	263
Actual return on plan assets	(2,910)	442	664	529	650
Difference between the expected and actual return on plan assets:
(loss)/gain	(3,910)	(108)	338	223	387
Difference as a percentage of plan assets	(37)%	(1)%	6%	4%	8%

As at December 31, 2008, the Group had recorded pension liabilities (on an IAS19 accounting basis) of U.S.$13.1 billion and assets of U.S.$10.5 billion. After excluding those pension arrangements deliberately operated as unfunded arrangements, representing liabilities of U.S.$0.9 billion, the global funding level for pension liabilities (on an IAS19 basis) was approximately 86%. If the funding level materially deteriorates further cash contributions from the Group may be needed, subject to local requirements.

The long term credit ratings of the Group were downgraded in December 2008. See earlier risk factor relating to credit ratings. If the Group’s long term credit ratings are downgraded by Moody’s by another two levels to Baa3, Rio Tinto would be required to make a one off cash payment to the Rio Tinto Pension Fund (UK) to bring the funding level up to 100% on the funding basis agreed with the trustees, or offer an alternative form of security. As at 31 December 2008, the funding deficit was estimated to be £108 million (U.S.$156 million). If the Group is required to make such substantial cash contributions to its pension plans, its financial position and results could be adversely affected.

Labour disputes could lead to lost production and/or increased costs

Some of the Group’s employees, including employees in non managed operations, are represented by labor unions under various collective labor agreements. The Group may not be able to satisfactorily renegotiate its collective labor agreements when they expire and may face tougher negotiations or higher wage demands than would be the case for non unionized labor. In addition, existing labor agreements may not prevent a strike or work stoppage at its facilities in the future, and any strike or other work stoppage could have a material adverse effect on the Group’s earnings and financial condition.

The Group is dependent on the continued services of key personnel

The Group’s ability to maintain its competitive position and to implement its business strategy is dependent on the services of its personnel, including key engineering, managerial, financial, commercial, marketing and processing personnel and the maintenance of good labor relations. The loss or diminution in the services of such key personnel, particularly as a result of a reduction in headcount, an inability to attract and retain additional staff, or if the Group does not have a competitive remuneration structure, could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

Competition for personnel with relevant expertise and experience of international best practice in certain of the jurisdictions in which the Group operates, especially for positions in engineering, mining, metallurgy and geological sciences, is intense due to the small pool of qualified individuals and strong demand for such individuals. This may affect the Group’s ability to retain its existing senior management, marketing and technical personnel and attract additional qualified personnel on appropriate terms or at all.

Some of the Group’s technologies are unproven and failures could adversely impact costs and/or productivity

The Group has invested in and implemented information systems and operational initiatives. Some aspects of these technologies are unproven and the eventual operational outcome or viability cannot be assessed with certainty. Accordingly, the costs, productivity and other benefits from these initiatives and the consequent effects on the Group’s future earnings and financial results may vary widely from present expectations. If the Group’s technology system fails to realise the anticipated benefits, there is no assurance that this would not result in increased costs, interruptions to supply continuity, failure for the Group to realise its production or growth plans or some other adverse affect on operational performance.

The Group’s mining operations are vulnerable to natural disasters, operating difficulties and infrastructure constraints that could have a material impact on its productivity and not all of which are covered by insurance

Mining operations are vulnerable to natural disasters, including earthquakes, drought, floods, fire, tropical storms and the physical effects of climate change. Operating difficulties, such as unexpected geological variations that could result in significant failure, could affect the costs and viability of its operations for indeterminate periods. Furthermore, downstream activities such as smelting and refining are dependent upon mine production. The Group’s insurance coverage can provide protection from some, but not all, of the costs that may arise from unforeseen events.

The Group requires reliable roads, rail networks, ports, power sources and water supplies to access and conduct its operations. The availability and cost of this infrastructure affects capital and operating costs and the Group’s ability to maintain expected levels of production and sales. In particular, the Group transports a large proportion of its products by sea. The Group competes with a number of other exporters for limited storage and berthing facilities at ports, which can result in delays in loading the Group’s products and expose the Group to significant delivery interruptions.

Limitations, or interruptions in, rail or shipping capacity at any port, including as a result of third parties gaining access to the Group’s integrated infrastructure, could impede the Group’s ability to deliver its products on time. This could have a material adverse effect on the Group’s business, results of operations, financial condition and prospects.

The Group’s insurance does not cover every potential risk associated with its operations. Adequate coverage at reasonable rates is not always obtainable. In addition, the Group’s insurance may not fully cover its liability or the consequences of any business interruptions such as equipment failure or labor dispute. The occurrence of a significant adverse event not fully or partially covered by insurance, could have a material adverse effect on the Group’s business, results of operations, financial condition and prospects.

The Group’s costs of close down and restoration, and for environmental clean up, could be higher than expected due to unforeseen changes in legislation, standards and techniques. Underestimated or unidentified costs could have a material adverse impact on the Group’s reputation and results of operations

Close down and restoration costs include the dismantling and demolition of infrastructure and the remediation of land disturbed during the life of mining and operations. Estimated costs are provided for over the life of each operation based on the net present value of the close down and restoration costs. The estimated costs are updated annually but the provisions might prove to be inadequate due to changes in legislation, standards and the emergence of new restoration techniques. Furthermore the expected timing of expenditure could change significantly due to changes in commodity prices which might substantially curtail the life of an operation. The total provisions as at December 31, 2008 amounted to U.S.$6,011 million (2007 restated: U.S.$6,228 million). These provisions could, however, be insufficient in relation to the actual cost of restoration or the cost of remediating or compensating damage including to land or other elements of the environment outside the site boundary. Any underestimated or unidentified close down and restoration costs could have a material and adverse impact on the Group’s reputation as well as its asset values, earnings and cash flows.

Joint ventures and other strategic partnerships may not be successful and non managed projects and operations may not comply with the Group’s standards and as a consequence may adversely affect its reputation and the value of such projects and operations

The Group participates in several joint venture arrangements and it may enter into further joint ventures in the future. Although the Group has, in relation to its existing joint ventures, sought to protect its interests, joint ventures necessarily involve special risks. Whether or not the Group holds majority interests or maintains operational control in its joint ventures, its partners may:

•	have economic or business interests or goals that are inconsistent with or opposed to those of the Group;

•	exercise veto rights so as to block actions that the Group believes to be in its or the joint venture’s best interests;

•	take action contrary to the Group’s policies or objectives with respect to its investments; or

•	as a result of financial or other difficulties, be unable or unwilling to fulfil their obligations under the joint venture or other agreements, such as contributing capital to expansion or maintenance projects.

Where projects and operations are controlled and managed by the Group’s partners, the Group may provide expertise and advice, but it has limited control with respect to compliance with its standards and objectives. Improper management or ineffective policies, procedures or controls could adversely affect the value of the related non managed projects and operations and, by association, damage the Group’s reputation and thereby harm the Group’s other operations and access to new assets.

Health, safety, environmental and other regulations, standards and expectations evolve over time and unforeseen changes could have an adverse effect on the Group’s earnings and cash flows

Rio Tinto operates in an industry that is subject to numerous health, safety and environmental laws, regulations and standards as well as community and stakeholder expectations. The Group is subject to extensive governmental regulations in all jurisdictions in which it operates. Operations are subject to general and specific regulations governing mining and processing, land tenure and use, environmental requirements (including site specific environmental licences, permits and statutory authorisations), workplace health and safety, social impacts, trade and export, corporations, competition, access to infrastructure, foreign investment and taxation. Some operations are conducted under specific agreements with respective governments and associated acts of parliament but unilateral variations could diminish or even remove such rights. Evolving regulatory standards and expectations can result in increased litigation and/or increased costs, all of which can have a material and adverse effect on earnings and cash flows.

Risks relating to the Chinalco transaction

The Chinalco transaction as a whole is conditional and the conditions may not be satisfied

Completion of the transaction with Aluminium Corporation of China (“Chinalco”) described in “Chinalco” is subject to certain conditions, including approval from Rio Tinto’s shareholders and the receipt of governmental and regulatory clearances. The timing of completion of the Chinalco transaction is also subject to uncertainty. In addition, the principal strategic alliance investments by Chinalco and the issue of convertible bonds to Chinalco are inter-conditional. This means that the failure to satisfy any of the conditions in relation to those investments or the issue of the convertible bonds will mean that the transaction as a whole will not proceed.

If the Chinalco transaction does not proceed, whether because Rio Tinto’s shareholders do not approve it, because any other condition to the transaction is not satisfied or otherwise, Rio Tinto cannot anticipate when it will be able to reduce its borrowings through further asset divestments, if at all. Further, Rio Tinto cannot be certain that the Chinalco transaction will complete in a timely manner. If, as a result of the Chinalco transaction failing to complete at all or in a timely manner, the Group is unable to access sufficient funds to make the proposed prepayments under its credit facilities, it may not be able to fulfil its repayment obligations or may need to seek to raise additional capital from capital market sources, including through the issuance of additional equity, debt financing or other credit market activities. There can be no assurance that additional capital will be available at all or available on acceptable terms or in sufficient amounts.

If exercised, Chinalco’s convertible bonds will result in its shareholding in the Group increasing to a level that allows it to exercise a greater degree of influence or control over Group strategy than is currently assumed

If the transaction with Chinalco is completed and Chinalco subsequently converts its bonds, Chinalco will increase its existing shareholding in Rio Tinto plc and Rio Tinto Limited. Based on the current numbers of publicly held shares, if Chinalco were to convert all such bonds, it would have a shareholding in Rio Tinto plc and Rio Tinto Limited of 19.0% and 14.9%, respectively. This would represent 18.0% of the publicly held share capital of the Group, enabling it to exercise a greater degree of influence over matters requiring shareholder approval, shareholder acceptances of third party offers and the approval of significant corporate transactions. Under the terms of the relationship agreement to be entered into between Rio Tinto and Chinalco, Chinalco would also be entitled to nominate two new non-executive board members (one of whom is required to be independent under applicable corporate governance criteria).

The strategic alliances with Chinalco may not realise the anticipated benefits for the Group

Certain aspects of the strategic alliances forming part of the transaction with Chinalco relate to identified areas of potential future cooperation, the identification of suitable opportunities and/or projects, and/or are subject to further agreement. As a result, these aspects of the strategic alliances may not realise any or all of their anticipated benefits. In particular, the Group may fail to realise the anticipated benefits from Chinalco’s strong relationships within China, which include, among others, gaining access (whether on favourable terms or at all) to project development funding from Chinese financial institutions, or may fail to realise benefits from joint venture and project development opportunities in emerging economies in general, and in China in particular. The failure to realise any or all of the anticipated benefits of the strategic alliances, including the failure to receive the anticipated levels of capital injections, or success by any of Rio Tinto’s competitors in concluding similar relationships may have a material adverse effect on the Group’s business, results of operations, financial condition or prospects.

Implementation of the transaction with Chinalco will be complex and the Group may be unable to manage it as effectively as it intends

The Chinalco transaction requires the Group to reorganise the holding structures for a number of its assets and to enter into a series of joint ventures. The implementation of the joint ventures and ongoing compliance with the joint venture terms will present challenges to management, including the introduction of changes in business processes to facilitate arm’s length relationships with other Group businesses which are not the subject of joint ventures, possible unanticipated liabilities difficulties in achieving an optimal tax structure, and/or unanticipated costs. In addition, management’s resources may be diverted away from core business activities due to personnel being required to assist in the implementation process. Failure to successfully manage such challenges may adversely affect the Group’s costs, earnings and cash flows.

The Chinalco transaction may impact on future regulatory processes

Chinalco is a state-owned enterprise, and would continue to be a major shareholder in Rio Tinto following implementation of the Chinalco transaction. Regulators may consider this to be a relevant factor in assessing future transactions that the Group undertakes or, where applicable, in assessing existing concessions or authorities that may be reviewed.

Risks relating to the notes

Proceeds the Group receives from divestments or from the issuance of equity or other debt will generally not be available for the payment of principal and interest on the notes

In July 2007, in connection with its acquisition of Alcan, the Group entered into syndicated credit facilities of up to U.S.$40 billion, which have principal repayments of U.S.$8.9 billion falling due in October 2009, with the remaining repayments falling due in October 2010, October 2012 and December 2012. The syndicated credit facilities contain certain covenants, including a covenant which requires the Group, to apply any cash or cash equivalent proceeds it receives in connection with an asset sale in prepayment and cancellation of the tranches of the syndicated credit facilities due in October 2009 and October 2010. The Group must also apply any proceeds from the issuance of equity, debt or other types of capital markets indebtedness in prepayment and cancellation of those tranches. Any proceeds the Group receives from divestments or from the issuance of equity or other debt will generally not be available for the payment of principal and interest on the notes.

Since Rio Tinto plc and Rio Tinto Limited are holding companies and currently conduct their operations through subsidiaries, your right to receive payments on the guarantees is subordinated to the other liabilities of their subsidiaries

Rio Tinto plc and Rio Tinto Limited are organized as holding companies, and substantially all of their operations are carried on through subsidiaries. Their principal source of income is the dividends and distributions they receive from their subsidiaries. The ability of Rio Tinto plc and Rio Tinto Limited to meet their financial obligations is dependent upon the availability of cash flows from their domestic and foreign subsidiaries and affiliated companies through dividends, intercompany advances, management fees and other payments. These subsidiaries and affiliated companies are not required and may not be able to pay dividends or make distributions to Rio Tinto plc and Rio Tinto Limited. Claims of the creditors of the subsidiaries of Rio Tinto plc and Rio Tinto Limited have priority as to the assets of such subsidiaries over the claims of Rio Tinto plc or Rio Tinto Limited.

Consequently, holders of notes guaranteed by Rio Tinto plc and Rio Tinto Limited are structurally subordinated to the prior claims of the creditors of subsidiaries of Rio Tinto plc and Rio Tinto Limited.

In addition, some of Rio Tinto’s subsidiaries are subject to laws restricting the amount of dividends they may pay. For example, these laws may prohibit dividend payments when net assets would fall below subscribed share capital, when the subsidiary lacks available profits or when the subsidiary fails to meet certain capital and reserve requirements. English and Australian law prohibits those subsidiaries incorporated in the United Kingdom and Australia, respectively, from paying dividends unless these payments are made out of distributable profits. These profits consist of accumulated, realized profits, which have not been previously utilized by distribution or capitalization, less accumulated, realized losses, which have not been previously written off in a reduction or reorganization of capital duly made. Other statutory and general law obligations also affect the ability of directors of Rio Tinto’s subsidiaries to declare dividends and the ability of Rio Tinto’s subsidiaries to make payments to Rio Tinto on account of intercompany loans.

Since the notes are unsecured, your right to receive payments may be adversely affected

The notes that we are offering will be unsecured. If we default on the debt securities or Rio Tinto defaults on the guarantees, or after bankruptcy, liquidation or reorganization, then, to the extent that we or Rio Tinto have granted security over our or Rio Tinto’s assets, the assets that secure our or Rio Tinto’s debts will be used to satisfy the obligations under that secured debt before we or Rio Tinto could make payment on the notes or the guarantees. There may only be limited assets available to make payments on the notes or the guarantees in the event of an acceleration of the debt securities. If there is not enough collateral to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness.

We may incur substantially more debt in the future

We may incur substantial additional indebtedness in the future, including in connection with future acquisitions, some or all of which may be secured by our assets. The terms of the notes will not limit the amount of indebtedness we may incur. Any such incurrence of additional indebtedness could exacerbate the risks that holders of the notes now face.

The notes lack a developed public market

There can be no assurance regarding the future development of a market for the notes or the ability of holders of the notes to sell their notes or the price at which such holders may be able to sell their notes. If such a market were to develop, the notes could trade at prices that may be higher or lower than the initial offering price depending on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar notes. The underwriters may make a market in the notes as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and any such market-making activities with respect to the notes may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the notes or that an active public market for the notes will develop. See “Underwriting”.

Our credit ratings may not reflect all risks of an investment in the notes

The credit ratings ascribed to us and the notes are intended to reflect our ability to meet our payment obligations in respect of the notes, and may not reflect the potential impact of all risks related to structure and other factors on the value of the debt notes. In addition, actual or anticipated changes in our credit ratings may generally be expected to affect the market value of the notes.

If we default on the notes, or if Rio Tinto defaults on the guarantees, your right to receive payments on the guarantees may be adversely affected by English or Australian insolvency laws

Rio Tinto plc is incorporated under the laws of England and Wales. Accordingly, insolvency proceedings with respect to Rio Tinto plc would be likely to proceed under, and be governed by, English insolvency law. The procedural and substantive provisions of English insolvency laws generally are more favorable to secured creditors than comparable provisions of United States law. These provisions afford debtors and unsecured creditors only limited protection from the claims of secured creditors and it will generally not be possible for us, Rio Tinto or other unsecured creditors to prevent or delay the secured creditors from enforcing their security to repay the debts due to them.

Rio Tinto Finance (USA) Limited and Rio Tinto Limited are incorporated under the laws of Australia and, therefore, insolvency proceedings with respect to them would be likely to proceed under, and be governed by, Australian insolvency law. The procedural and substantive provisions of Australian insolvency laws are also generally more favorable to secured creditors than comparable provision of United States law. These provisions afford debtors and unsecured creditors only limited protection from the claims of secured creditors and it will generally not be possible for us, Rio Tinto or other unsecured creditors to prevent or delay the secured creditors from enforcing their security to repay the debts due to them.

THE OFFERING

The following summary highlights information contained elsewhere in this prospectus supplement and the base prospectus. It may not contain all information that you should consider before investing in the notes. You should read “Description of Guaranteed Notes” beginning on page S-27 of this prospectus supplement for more detailed information about the notes.

Issuer	Rio Tinto Finance (USA) Limited

Notes Offered	U.S.$ % notes due

U.S.$ % notes due

Guarantees	Full and unconditional guarantees of the principal, interest, premium, if any, and any other additional amounts payable in respect of the notes are given by Rio Tinto plc and Rio Tinto Limited.

Stated Maturity	notes:

notes:

Principal Amount of Notes Being Issued	notes: U.S.$

notes: U.S.$

Issue Price	notes: %

notes: %

Ranking	The notes and guarantees are not secured by any of our or Rio Tinto’s respective property or assets and will rank equally with all other unsecured and unsubordinated indebtedness. Since Rio Tinto plc and Rio Tinto Limited are holding companies and currently conduct their operations through subsidiaries, payments on the guarantees are effectively subordinated to the other liabilities of those subsidiaries.

Interest Rate	notes: %

notes: %

Date Interest Starts Accruing	, 2009

Interest Payment Dates	Semi-annually in arrear on and of each year, commencing , 2009

First Interest Payment Date	, 2009

Interest Rate Adjustment	The interest rate payable on each series of notes will be subject to adjustment from time to time if Moody’s or S&P downgrades (or if either subsequently upgrades) the rating on such series of notes as described under “Description of Guaranteed Notes — Interest Rate Adjustment”.

Optional Make-Whole Redemption	Each series of notes will be redeemable at our option or at the option of Rio Tinto plc and Rio Tinto Limited, in whole or in part, at any time. See “Description of Guaranteed Notes — Optional Make-Whole Redemption” beginning on page S-27 of this prospectus supplement. Upon redemption, we will pay a redemption price equal to the greater of (i) 100% of the principal amount of the notes being redeemed plus accrued interest to the date of redemption and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the relevant series of notes (excluding any interest accrued as of the date of redemption). The present value will be determined by discounting the remaining principal and interest payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the Treasury Rate (as defined in this prospectus supplement) plus a spread of basis points in the case of the notes and basis points in the case of the notes. The “Comparable Treasury Issue” for purposes of the definition contained in “Description of Guaranteed Notes — Optional Make-Whole Redemption” will be the U.S. Treasury security selected by the quotation agents as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

Tax Redemption	In the event of various tax law changes and other limited circumstances that require us to pay additional amounts as described in the base prospectus on page 18 under “Description of Guaranteed Debt Securities — Special Situations — Payment of Additional Amounts”, we, Rio Tinto plc or Rio Tinto Limited may call all, but not less than all, of the notes for redemption at 100% of their aggregate principal amount plus accrued interest to the date of redemption.

Change of Control	If a Change of Control Repurchase Event (as defined in “Description of the Guaranteed Notes — Change of Control Repurchase Event”) occurs, unless the notes of a particular series are otherwise subject to redemption in accordance with their terms and we have elected to exercise our right to redeem the notes of such series, we will make an offer to each holder comprising that series to repurchase all or any part (in integral multiples of U.S.$1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of repurchase.

Form of Notes; Clearance and Settlement	We will issue the notes in fully registered form. The notes will be represented by one or more global securities registered in the name of a nominee of DTC and deposited with The Bank of New York Mellon, as depositary. You will hold a beneficial interest in the notes through DTC in book-entry form. Indirect holders trading their beneficial interest in the notes through DTC must trade in DTC’s same-day funds settlement system and pay in immediately available funds. Secondary market trading through Euroclear and Clearstream, Luxembourg will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg.

Denomination	The notes will be issued in minimum denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof.

Further Issues	We may from time to time without your consent create and issue further notes having the same terms and conditions as any series of notes so that the further issue is consolidated and forms a single series with such series of notes, provided that such further issue constitutes a “qualified reopening” for U.S. federal income tax purposes or such further notes are issued with not more than a de minimis amount of original issue discount for U.S. federal income tax purposes.

Listing	Application will be made to list the notes on the New York Stock Exchange.

Governing Law	The notes will be governed by the laws of the State of New York.

Use of Proceeds	We expect to receive net proceeds from this offering of approximately U.S.$ . The net proceeds will be used to repay amounts outstanding under the U.S.$40 billion credit facility, which was drawn down in connection with the Alcan acquisition.

Risk Factors	You should carefully consider all the information in the prospectus supplement and in the base prospectus (including the documents incorporated by reference in this prospectus) and, in particular, the risks described under “Risk Factors” beginning on page S-3 of the prospectus supplement before deciding to invest in the notes.

CUSIP	notes:

notes:

ISIN	notes:

notes:

CHINALCO

Chinalco strategic partnership

On February 12, 2009 the Rio Tinto board announced they are unanimously recommending to shareholders a transaction with Aluminum Corporation of China (“Chinalco”), a leading Chinese diversified resources company.

The transaction will forge a pioneering strategic partnership through the creation of joint ventures in aluminium, copper, and iron ore as well as the issue of convertible bonds to Chinalco, which would, if converted, allow Chinalco to increase its existing shareholding in Rio Tinto.

The transaction is intended to position Rio Tinto to lead the resources industry into the next decade and beyond by ensuring the continuity of its strategy with the benefit of Chinalco’s relationships, resources and capabilities.

The Rio Tinto board has extensively considered a range of strategic options, and has concluded that the opportunity offered by the strategic partnership with Chinalco, together with the value on offer for the investments by Chinalco in certain of Rio Tinto’s mineral assets and in the convertible bonds, is superior to other identified options and offers greater medium term certainty and long term value for Rio Tinto’s shareholders.

Transaction overview

The transaction will deliver substantial aggregate cash proceeds of U.S.$19.5 billion through:

•	An investment by Chinalco in certain aluminium, copper and iron ore joint ventures totalling U.S.$12.3 billion; and

•	The issue of subordinated convertible bonds in two tranches with conversion prices of U.S.$45 and U.S.$60 in each of Rio Tinto plc and Rio Tinto Limited for a total consideration of U.S.$7.2 billion. If converted, the subordinated convertible bonds would increase Chinalco’s current shareholding to 19.0% in Rio Tinto plc and 14.9% in Rio Tinto Limited, equivalent to an 18.0% interest in the Group.

Rio Tinto intends to use the proceeds of the transaction primarily to strengthen its balance sheet, to repay debt and to provide flexibility to continue to invest in value creating growth opportunities. The transaction will allow Rio Tinto to raise funds at a time when financial markets are distressed, thereby significantly reducing its debt levels, strengthening its balance sheet, and increasing its flexibility to pursue attractive investment opportunities throughout the cycle.

Following the transaction, Rio Tinto will maintain operational control of the businesses that are the subject of the strategic partnerships. The current Rio Tinto Group senior executive team will continue to manage each business, with continuity of Rio Tinto’s existing strategy and business principles. Governance arrangements will be implemented to regulate the continuing relationship between the parties on the basis that Rio Tinto retains responsibility for carrying on the day to day management and operation of the businesses independently of Chinalco.

The Rio Tinto board believes the strategic alliance with Chinalco will strengthen Rio Tinto’s ability to deliver its strategy of maximizing shareholder value through the development and operation of low cost, long life assets.

In addition to significantly strengthening Rio Tinto’s balance sheet and ensuring financial flexibility over the medium term, the pioneering partnership is expected to offer the following benefits to Rio Tinto:

•	A link to Chinalco’s strong relationships within China, which Rio Tinto believes will continue to be the main driver of commodity market growth over the longer term.

•	The strategic alliance creates the opportunity for joint ventures and project development in emerging economies. The two groups bring complementary skills including Chinalco’s capabilities to deliver infrastructure projects, and Rio Tinto’s leadership in operational excellence and sustainable development.

•	Rio Tinto will enter into a landmark joint venture for exploration in China in partnership with Chinalco.

•	The Chinalco relationship will facilitate access for Rio Tinto to funding from Chinese financial institutions for project development.

In recognition of its significant investment and consistent with the strategic alliance, Chinalco will be entitled to nominate two new non executive board members (one independent under applicable corporate governance criteria) to add to the 15 current board members of Rio Tinto. Independent non executive directors will continue to comprise a majority of the Rio Tinto board, consistent with corporate governance best practice. Rio Tinto will comply fully with the UK Combined Code on Corporate Governance following completion of the transaction. These appointments will be on the same terms as the other non executive directors of Rio Tinto.

The transaction is conditional upon approval of Rio Tinto shareholders and is subject to government and regulatory approvals. The initial completion of the transaction is scheduled to occur prior to July 31, 2009.

Strategic partnership investments

Chinalco will invest U.S.$12.3 billion in aluminium, copper and iron ore strategic alliances in the form of strategic alliance notes or equity. The strategic alliance notes are synthetic instruments which track the cash generated by the assets and give a return based on the cash generated, taking into account Chinalco’s level of investment.

The businesses and assets, and Rio Tinto and Chinalco’s resulting economic interests, are set out in the table below.

Chinalco’s investments will be made through participation in the relevant Rio Tinto entities which own these assets, and the form of that investment will vary between each entity. If the transactions involving certain assets do not complete on the date on which the transactions involving Hamersley Iron, Weipa, Yarwun and Escondida (in certain circumstances) and the convertible bonds complete, Chinalco will pay certain sums into escrow which will then be paid to Rio Tinto on completion of the transactions involving those particular assets.

			Chinalco’s
			Proposed
		Rio Tinto’s	Share of	Rio Tinto’s
		Existing	Rio Tinto’s	Resulting
	Strategic	Economic	Economic	Economic
Business	Partnership	Interest	Interest	Interest

Weipa	Aluminium	100%	30%	70%
Yarwun	Aluminium	100%	50%	50%
Boyne	Aluminium	59.4%	49%	30%
Gladstone Power Station	Aluminium	42.1%	49%	21.5%
Escondida	Copper	30%	49.75%	15%
Grasberg	Copper	40%	30%	28%
La Granja	Copper	100%	30%	70%
Kennecott Utah Copper	Copper	100%	25%	75%
Hamersley Iron	Iron Ore	100%	15%	85%
Development Fund(1)				50%

Note:

(1)	The Development Fund will be jointly owned by Rio Tinto and Chinalco. The U.S. $500 million included in the transaction is for the acquisition of project developments, including from Rio Tinto.

Product group strategic alliances

Strategic alliance committees will be established for each of the aluminium, copper and iron ore strategic alliances with Chinalco’s voting rights generally in line with its level of investment.

The committees will provide a forum for discussion of matters relating to the particular assets that constitute that strategic alliance. Rio Tinto will chair the strategic alliance committees and will hold a casting vote. Rio Tinto will retain day to day management and operational control of the underlying assets that Rio Tinto manages.

Chinalco is entitled to appoint two out of six members of the iron ore strategic alliance committee, and three out of six members of each of the aluminium and the copper strategic alliance committees. Chinalco will have the right to be represented on the board of the holding company of each particular asset. Appropriate governance arrangements will be in place to ensure continued independent and commercial decision making.

In addition to the investments outlined, in relation to aluminium, Rio Tinto and Chinalco have also identified future areas of cooperation, all of which will be subject to formal agreement by the strategic alliance committee and board of Rio Tinto.

The aluminium strategic alliance committee will establish a pro-rata jointly owned bauxite marketing venture. The strategic alliance would market a proportion of Weipa produced bauxite outside Australia, after satisfying Rio Tinto’s internal requirements and existing customers, with the remaining bauxite marketing to be managed by Rio Tinto. As part of the agreement, Chinalco will also receive a 25 year commitment for bauxite supply from Weipa on arm’s length terms.

In relation to the iron ore alliance, Rio Tinto and Chinalco will establish a jointly owned sales company which will market 30% of Hamersley Iron’s iron ore output in China. This sales company will contract the marketing with Rio Tinto. All other marketing of iron ore will be carried out by Rio Tinto.

Exploration

As part of the strategic partnership, and in addition to the product group strategic alliances, Chinalco and Rio Tinto intend to pursue additional cooperative arrangements and new business opportunities, including sharing of operational and capital project best practices. As a demonstration of this project development initiative, Rio Tinto and Chinalco are already negotiating a possible agreement in relation to the joint development of Rio Tinto’s Simandou iron ore project in Guinea and have entered into a memorandum of understanding to establish a strategic alliance to explore opportunities in mainland China that will allow Rio Tinto to take an interest in discovered deposits.

Project development fund

Rio Tinto and Chinalco will establish a project development fund, using the initial capital contribution from Chinalco described above, to exploit project opportunities in aluminium, copper and iron ore, to be held within the framework of the relevant strategic alliance. Potential investments include exploration projects in China, opportunities within the parties’ aluminium businesses in Australia and China, and Rio Tinto’s existing development projects.

Secondment policy

In order for Rio Tinto and Chinalco to capture and transfer the best practice and experience that each company has established over time, Rio Tinto and Chinalco have agreed a secondment policy under which Chinalco may second executive, senior management or junior personnel, as appropriate, into roles within each asset and/or into each strategic alliance. Rio Tinto may second appropriate management and technical personnel to Chinalco.

Relationship agreement

On completion of the transaction, Chinalco and Rio Tinto will enter into a relationship agreement to regulate the continuing relationship between the parties. In particular, the agreement will ensure that:

•	Rio Tinto is capable of carrying on its business independently of Chinalco as a significant shareholder.

•	Transactions and relationships between Chinalco (or any of its associates) and Rio Tinto are at an arm’s length and on normal commercial terms.

•	Chinalco shall be entitled to nominate up to two directors (one of whom shall be an independent director) to the Rio Tinto board as long as it continues to have the right to hold at least 14.9% of the aggregate publicly held share capital of Rio Tinto (assuming conversion of the convertible bond). Should Chinalco’s shareholding entitlement in Rio Tinto fall below 14.9%, (but remain above 9.9%) Chinalco shall be entitled to nominate one director to the Rio Tinto board.

•	Directors of Rio Tinto nominated by Chinalco shall not be permitted to vote on any board resolution on any matter involving Chinalco or where the board determines in accordance with the board’s policy that there is a conflict of interest.

The relationship agreement will terminate in the event that Chinalco ceases to hold a right to 9.9% of the aggregate publicly held share capital of Rio Tinto or if Rio Tinto plc ceases to be listed on the Official List in the United Kingdom and traded on the London Stock Exchange and Rio Tinto Limited ceases to be admitted on the official list of, and its securities quoted on, the Australian Securities Exchange.

Convertible bonds

Chinalco will invest a total of U.S.$7.2 billion in subordinated convertible bonds issued by Rio Tinto plc and Rio Tinto Limited (or companies within the Rio Tinto Group) with a maturity of 60 years. If converted, the bonds would increase Chinalco’s current shareholdings to 19.0% in Rio Tinto plc and 14.9% in Rio Tinto Limited, equivalent to an 18.0% interest in the Rio Tinto Group. The Rio Tinto plc bonds will pay an annual coupon of 9.0% and the Rio Tinto Limited Bonds will pay an annual coupon of 9.5%.

Each of the Rio Tinto plc and Rio Tinto Limited bonds will be split into two tranches. Tranche A of the bonds will convert into Rio Tinto plc shares and Rio Tinto Limited shares at an initial conversion price equivalent to U.S.$45 per share. Tranche B of the bonds will convert into Rio Tinto plc shares and Rio Tinto Limited shares at an initial conversion price equivalent to U.S.$60 per share. However, these conversion prices are subject to adjustment in certain circumstances such as, inter alia, share consolidations, share splits and share distributions. Tranche A represents U.S.$3.1 billion of the total issue size, and Tranche B represents U.S.$4.1 billion of the total issue size.

The respective conversion premium to be paid by Chinalco on Tranche A and Tranche B of the Bonds is:

•	107% for Tranche A and 176% for Tranche B to the Rio Tinto plc closing price on 30 January 2009.

•	68% for Tranche A and 124% for Tranche B to the Rio Tinto Limited closing price on 30 January 2009.

The bonds will be convertible into ordinary shares of Rio Tinto plc and Rio Tinto Limited at any time from 41 days after the closing date up to a certain number of days prior to the earlier of the maturity date of the bonds and the date of redemption of the bonds. The bonds will be redeemable by Rio Tinto after seven years. If so redeemed for cash, Rio Tinto presently intends to replace the bonds with instruments that achieve similar rating agency equity credit.

The bonds have been structured with the aim of achieving 50% equity credit from the rating agencies. Standard & Poor’s has indicated, subject to satisfactory final documents and the amount to be issued relative to the capital of the Group, that the bonds would be eligible for intermediate (50%) equity credit. The amount of equity credit is subject to final confirmation by the agencies.

Financial impact

The value of the gross assets, and the pro forma net underlying business unit earnings of the assets, that are the subject of the strategic alliances are U.S.$14,021 million and U.S.$5,841 million respectively. The data is extracted from the Group’s accounting records for the year ended 31 December 2008 and represents Rio Tinto’s interest prior to completion of the transaction.

Implementation agreement

The transaction is governed by an implementation agreement entered into by the parties that includes the following in relation to break fees, exclusivity and liquidated damages arrangements.

Break fee obligations

Subject to certain exceptions, the implementation agreement provides for a break fee of U.S.$195 million to be payable by Rio Tinto to Chinalco in the following circumstances:

•	The Rio Tinto board withdraws or adversely changes its recommendation that Rio Tinto shareholders approve the resolutions necessary for the transaction.

•	The Rio Tinto board recommends a competing proposal.

The break fee is not payable where:

•	Despite a triggering event as defined in the agreement, Rio Tinto shareholders approve the resolutions necessary for the transaction.

•	The Rio Tinto board has not withdrawn or adversely changed their recommendation and Rio Tinto shareholders do not approve the resolutions necessary for the transaction, or all or part of the transaction does not complete because a condition precedent is not satisfied.

•	An independent expert determines that the transaction is not fair and reasonable.

•	The implementation agreement has been terminated or Rio Tinto is unilaterally entitled to terminate the implementation agreement.

The break fee is payable only once and will constitute Chinalco’s sole and exclusive remedy in connection with the events and circumstances triggering the obligation to pay.

Exclusivity arrangements

The implementation agreement contains customary terms and conditions for an agreement of this nature which restrict Rio Tinto from soliciting a competing proposal from any third party, or entering into negotiations or discussions in relation to a competing proposal with any third party.

The restriction on negotiations or discussions with third parties does not prevent Rio Tinto from engaging in such negotiations and discussions in the event that the Rio Tinto board (after having considered advice from its legal and, if appropriate, financial advisers), acting in good faith and in order to satisfy what they reasonably consider to be their fiduciary or statutory duties, determine that there is a superior proposal available to Rio Tinto, or one or more proposals may reasonably be expected to lead to a superior proposal. Where the Rio Tinto board has made such a determination, Rio Tinto is required to notify Chinalco of the general nature of that superior proposal. If the Rio Tinto board intends to recommend a superior proposal, then prior to the publication of that recommendation Rio Tinto shall provide Chinalco with the material terms of the proposal and an opportunity to respond.

The above exclusivity arrangements apply from the period commencing on February 12, 2009 and end on the earlier of the date of termination of the implementation agreement, or the date on which the transactions in respect of the convertible bonds, Hamersley Iron, Weipa, Yarwun and (subject to certain conditions) Escondida, complete.

Liquidated damages

Rio Tinto has agreed to a liquidated damages regime in the case of its wilful breach of obligations to establish the joint ventures for Escondida, Grasberg and Kennecott Utah Copper. This is designed to protect Chinalco against the risk that it completes the first tranche of the transaction, and Rio Tinto subsequently breaches the obligations to deliver the balance of the assets. Total liquidated damages payable are U.S.$850 million. The liquidated damages would not be payable unless the shareholders approved the transaction, as the regime only applies once initial completion has occurred.

Shareholder approvals

The transaction will be on the terms and subject to the conditions set out in the transaction documents, and to be set out in a circular to be sent to Rio Tinto shareholders. The circular will contain further financial and other information, together with the Rio Tinto board’s recommendation and will be sent to Rio Tinto shareholders shortly.

USE OF PROCEEDS

We estimate that the net proceeds (after underwriting discounts and commissions and estimated offering expenses) from the sale of the notes will be approximately U.S.$          . The net proceeds will be used to repay amounts outstanding under the U.S.$40 billion credit facility, which was drawn down in connection with the Alcan acquisition.

The U.S.$40 billion credit facility is comprised of four facilities with final maturities ranging up to five years. As of April 7, 2009, U.S.$27.8 billion of the U.S.$40 billion credit facility was drawn down at a weighted average interest rate of 1.13% per annum.

SUMMARY HISTORICAL FINANCIAL DATA

The following summary consolidated historical financial data are derived from the audited consolidated financial statements of Rio Tinto. The summary consolidated historical financial data should be read in conjunction with, and qualified in their entirety by reference to, the consolidated financial statements and notes thereto contained in the Form 20-F of Rio Tinto for the year ended December 31, 2008, which are incorporated by reference in this prospectus. The consolidated financial statements of Rio Tinto have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

Summary Condensed Consolidated Financial Information of Rio Tinto

Income Statement

	Year Ended December 31,
	2008	2007	2006	2005	2004
		(U.S.$ million)

Consolidated sales revenue	54,264	29,700	22,465	19,033	12,954
Operating profit	10,194	8,571	8,974	6,922	3,327
Profit for the year	4,609	7,746	7,867	5,498	3,244
Basic earnings per ordinary share (U.S. cents)	286.4	568.7	557.8	382.3	239.1
Diluted earnings per ordinary share (U.S. cents)	285.1	566.3	555.6	381.1	238.7

Balance Sheet

	At December 31,
	2008	2007(1)	2006	2005	2004
		(U.S.$ million)

Total assets	89,616	101,091	34,494	29,803	26,308
Share capital and share premium	5,826	3,323	3,190	3,079	3,127
Total equity/Net assets	22,461	26,293	19,385	15,739	12,591
Equity attributable to Rio Tinto shareholders	20,638	24,772	18,232	14,948	11,877

Other Financial Data

	Year Ended December 31,
	2008	2007	2006	2005	2004
		(U.S.$ million)

EBITDA(2)	23,870	13,611	12,566	9,743	6,123

Notes:

(1)	The December 31, 2007 balance sheet has been restated for the revisions to Alcan’s fair value accounting which was finalised in 2008.

(2)	EBITDA (including Rio Tinto’s share of equity accounted units) represents profit before finance items and tax, depreciation and amortization in subsidiaries, impairment charges/(reversals), depreciation and amortization in equity accounted units, taxation in equity accounted units and finance items in equity accounted units. Information regarding EBITDA is sometimes used by investors to evaluate the efficiency of a company’s operations and its ability to employ its earnings towards repayment of debt, capital expenditures and working capital requirements. There are no generally accepted accounting principles governing the calculation of EBITDA and, as a non-GAAP measure, the criteria upon which EBITDA is based can vary from company to company. EBITDA, by itself, does not provide a sufficient basis to compare Rio Tinto’s performance with that of other companies and should not be considered in isolation or as a substitute for operating profit or any other measure as an indicator of operating performance, or as an alternative to cash generated from operating activities as a measure of liquidity.

The reconciliation of Rio Tinto’s profit before finance items and taxation to EBITDA is as follows:

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(U.S.$ million)

Profit on ordinary activities before finance items and taxation	11,233	10,155	10,352	7,698	3,850
Depreciation and amortization in subsidiaries	3,475	2,115	1,509	1,338	1,183
Impairment charges/(reversals)	8,030	58	(396)	(3)	548
Depreciation and amortization in equity accounted units	414	310	275	281	228
Taxation and Finance items in equity accounted units	718	973	826	429	314

EBITDA	23,870	13,611	12,566	9,743	6,123

CAPITALIZATION AND INDEBTEDNESS OF RIO TINTO

The following table sets out cash and capitalization and indebtedness of Rio Tinto in accordance with IFRS (i) on an actual basis as of December 31, 2008; and (ii) as adjusted to give effect to the issuance of the notes offered hereby and the repayment of a portion of the debt outstanding under the U.S.$40 billion credit facility, which was drawn down in connection with the Alcan acquisition.

	At December 31, 2008
	Actual	As Adjusted(1)
	(U.S.$ millions)

Total issued share capital of Rio Tinto plc	160	160
Total issued share capital of Rio Tinto Limited	961	961

Total issued share capital	1,121	1,121
Share premium account	4,705	4,705
Other reserves	(2,322)	(2,322)
Retained earnings	17,134	17,134

Total shareholders’ funds	20,638	20,638
Finance debt(2)(3):
Borrowings due within one year	10,034
Medium and long-term borrowings	29,724

Total capitalization and indebtedness	60,396	60,396

Notes:

(1)	Except for the issuance of the notes offered hereby and the corresponding repayment of a portion of the debt outstanding under the U.S.$40 billion credit facility, there has been no material change to Rio Tinto’s capitalization and indebtedness since December 31, 2008.

(2)	For an indication of which debt is secured and unsecured as of December 31, 2008, see Note 22 to the 2008 Financial Statements in our Annual Report on Form 20-F for the year ended December 31, 2008, incorporated by reference herein.

(3)	Of the debt listed in Note 22 to the 2008 Financial Statements in our Annual Report on Form 20-F for the year ended December 31, 2008, the U.S. $40 billion credit facility is guaranteed by Rio Tinto plc and Rio Tinto Finance plc, the bonds issued by Rio Tinto Finance (USA) Limited are guaranteed by each of Rio Tinto plc and Rio Tinto Limited and the notes issued under Rio Tinto’s European Medium Term Note Programmer are guaranteed by Rio Tinto plc.

Cash and cash equivalents as of December 31, 2008, both on an actual basis and as adjusted for the expected issuance of the notes, was U.S.$1,181 million.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth in the table below are the ratios of earnings to fixed charges of Rio Tinto in accordance with IFRS for the periods indicated.

	2008 Pro
	Forma	Year Ended December 31,
	(Unaudited)	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges		5.91	14.40	39.88	30.82	19.86

The ratio of earnings to fixed charges of Rio Tinto is computed by dividing the amount of its pre-tax earnings by the amount of its fixed charges. For the purposes of calculating the ratio, earnings is defined as pre-tax income from continuing operations before adjustments for minority interests, less (i) minority interests in pre-tax income of subsidiaries that have not incurred fixed charges; and (ii) share of profit after tax of equity accounted units, plus (i) fixed charges; (ii) distributed income of equity investees; and (iii) amortization of capitalized interest. Fixed charges consist of interest costs, both expensed and capitalized, and a reasonable approximation of the rental expense representative of the interest factor.

The unaudited pro forma ratio of earnings to fixed charges for the year ended December 31, 2008 reflects the issuance of the notes and the application of the net proceeds from the offering of the notes for the repayment of a portion of the debt outstanding under the U.S.$40 billion credit facility (which was drawn down in connection with the acquisition of Alcan) as if the notes had been issued and the net proceeds therefrom had been applied to repay certain amounts outstanding under the U.S.$40 billion credit facility as of January 1, 2008. The historical earnings amount has been adjusted to reflect the difference in interest rates between the historical interest rate and the interest rate payable on the notes offered hereby, over the period from January 1, 2008 to December 31, 2008. No other pro forma adjustment has been made to Rio Tinto’s historical earnings for the purpose of calculating the pro forma ratio.

DESCRIPTION OF GUARANTEED NOTES

This section describes the specific financial and legal terms of the notes and supplements the more general description under “Description of Guaranteed Debt Securities” in the base prospectus. To the extent that the following description is inconsistent with the terms described under “Description of Guaranteed Debt Securities” in the base prospectus, the following description replaces that in the base prospectus.

General

We will offer U.S.$          initial aggregate principal amount of     % notes due      and U.S.$            initial aggregate principal amount of     % notes due          . Book-entry interests in the notes will be issued, as described in “Clearance and Settlement” in the base prospectus, in minimum denominations of U.S.$2,000 and in integral multiples of U.S.$1,000. The notes will bear interest at the applicable rate per annum shown on the cover page of this prospectus supplement, payable semi-annually in arrear on           and           of each year, commencing          , 2009. The regular record dates for payments of interest will be           and          . Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. A “business day” means any day other than a day on which banks are permitted or required to be closed in London and New York City. The notes and guarantees will be governed by New York law.

The notes will be unsecured, unsubordinated indebtedness of Rio Tinto Finance (USA) Limited and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

Rio Tinto plc and Rio Tinto Limited each will unconditionally guarantee on an unsubordinated basis the due and punctual payment of the principal of and any premium and interest on the notes, when and as any such payments become due and payable, whether at maturity, upon redemption or declaration of acceleration, or otherwise. The guarantees of the notes will be unsecured, unsubordinated obligations of Rio Tinto plc and Rio Tinto Limited. The guarantees will rank equally with all other unsecured and unsubordinated indebtedness of Rio Tinto plc and Rio Tinto Limited from time to time outstanding. Because Rio Tinto plc and Rio Tinto Limited are holding companies, the notes will effectively be subordinate to any indebtedness of each of their subsidiaries.

The trustee will be The Bank of New York Mellon (as successor to JP Morgan Chase Bank, formerly The Chase Manhattan Bank). See “Description of Guaranteed Debt Securities — Default and Related Matters” on page 24 of the base prospectus for a description of the trustee’s procedures and remedies available in the event of default.

The principal corporate trust office of the trustee in the City of New York is currently designated as the principal paying agent. We may at any time designate additional paying agents or rescind the designation of paying agents or approve a change in the office through which any paying agent acts.

Payment of principal of and interest on the notes, so long as the notes are represented by global securities, as discussed below, will be made in immediately available funds. Beneficial interests in the global securities will trade in the same-day funds settlement system of The Depository Trust Company, referred to as DTC, and secondary market trading activity in such interests will therefore settle in same-day funds.

Optional Make-Whole Redemption

We or Rio Tinto may redeem any series of notes in whole or in part, at our option or at the option of Rio Tinto plc and Rio Tinto Limited at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) as certified to the trustee by us or Rio Tinto, the sum of the present values of the Remaining Scheduled Payments discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus a spread of      basis points in the case of the      notes and      basis points in the case of the      notes, together with accrued interest on the principal amount of the notes to be redeemed to the date of redemption. In connection with such optional redemption the following defined terms apply:

•	“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

•	“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the relevant series of notes.

•	“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us to act as the “Independent Investment Banker.”

•	“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding that redemption date, as set forth in the daily statistical release designated H.15 (519) (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker for the notes obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

•	“Reference Treasury Dealer” means each of Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC, RBS Securities Inc. and SG Americas Securities, LLC and their respective successors and one other nationally recognized investment banking firm that is a Primary Treasury Dealer specified from time to time by us, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

•	“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

•	“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption, provided, however, that, if that redemption date is not an interest payment date with respect to such notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. On and after any redemption date, interest will cease to accrue on the relevant series of notes or any portion thereof called for redemption. On or before any redemption date, we shall deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the series of notes to be redeemed on such date. If less than all of a series of notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate. The redemption price shall be calculated by the Independent Investment Banker and us, and the trustee and any paying agent for the notes shall be entitled to rely on such calculation.

Interest Rate Adjustment

The interest rate payable on the notes will be subject to adjustment from time to time if either Moody’s or S&P (each as defined below) or, in either case, any Substitute Rating Agency (as defined below) thereof downgrades (or subsequently upgrades) the debt rating assigned to the notes, in the manner described below.

If the rating from Moody’s (or any Substitute Rating Agency thereof) of the notes is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase from the interest rate payable on the notes on the date of their issuance by the percentage set forth opposite that rating:

Rating	Percentage

Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

If the rating from S&P (or any Substitute Rating Agency thereof) of the notes is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase from the interest rate payable on the notes on the date of their issuance by the percentage set forth opposite that rating:

Rating	Percentage

BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

If at any time the interest rate on the notes has been adjusted upward and either Moody’s or S&P (or, in either case, a Substitute Rating Agency thereof), as the case may be, subsequently increases its rating of the notes to any of the threshold ratings set forth above, the interest rate on the notes will be decreased such that the interest rate for the notes equals the interest rate payable on the notes on the date of their issuance plus the percentages set forth opposite the applicable ratings from the tables above in effect immediately following the increase. If Moody’s (or any Substitute Rating Agency thereof) subsequently increases its rating of the notes to Baa3 (or its equivalent, in the case of a Substitute Rating Agency) or higher, and S&P (or any Substitute Rating Agency thereof) increases its rating to BBB- (or its equivalent, in the case of a Substitute Rating Agency thereof) or higher the interest rate on the notes will be decreased to the interest rate payable on the notes on the date of their issuance. In addition, the interest rate on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies) if the notes become rated A3 and A- or higher by Moody’s and S&P (or, in either case, a Substitute Rating Agency thereof), respectively (or one of these ratings if the notes are only rated by one Rating Agency).

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, a Substitute Rating Agency thereof), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the notes be reduced to below the interest rate payable on the notes on the date of their issuance or (2) the total increase in the interest rate on the notes exceed 2.00% above the interest rate payable on the notes on the date of their issuance.

No adjustments in the interest rate of the notes shall be made solely as a result of a Rating Agency ceasing to provide a rating of the notes. If at any time fewer than two Rating Agencies provide a rating of the notes, we will use our commercially reasonable efforts to obtain a rating of the notes from a Substitute Rating Agency, to the extent one exists, and if a Substitute Rating Agency exists, for purposes of determining any increase or decrease in the interest rate on the notes pursuant to the tables above (a) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating of the notes but which has since ceased to provide such rating; (b) the relative rating scale used by such Substitute Rating Agency to assign ratings will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings used in the applicable table above with respect to such Substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (c) the interest rate on the notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the notes on the date of their issuance plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other Rating Agency (as defined below)). For so long as only one Rating Agency provides a rating of the notes, any subsequent increase or decrease in the interest rate on the notes necessitated by a reduction or increase in the rating by the agency providing the rating shall be twice the percentage set forth in the applicable table above. For so long as none of Moody’s, S&P or a Substitute Rating Agency provides a rating of the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the notes on the date of their issuance.

Any interest rate increase or decrease described above will take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate. If Moody’s or S&P (or, in either case, a Substitute Rating Agency thereof) changes its rating of the notes more than once during any particular interest period, the last change by such Rating Agency will control for purposes of any interest rate increase or decrease with respect to the notes described above relating to such Rating Agency’s action.

If the interest rate payable on the notes is increased as described above, the term “interest,” as used in this prospectus supplement, will be deemed to include any such additional interest unless the context otherwise requires.

“Substitute Rating Agency” means a “nationally recognized statistical rating agency organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

Payment of Additional Amounts

All payments of principal and interest in respect of the notes or the guarantees will be made free and clear of, and without withholding or deduction for, any taxes, assessments, duties or governmental charges. If withholding or deduction is required by law, we, Rio Tinto plc or Rio Tinto Limited, as the case may be, must, subject to certain exceptions, pay to each holder of the notes additional amounts as may be necessary in order that every net payment of principal of and interest on the notes after deduction or other withholding for or on account of any present or future tax, assessment, duty or other governmental charge, will not be less than the amount that would have been payable on the notes in the absence of such deduction or withholding. The requirement to pay additional amounts is discussed in greater detail on page 18 of the base prospectus under “Description of Guaranteed Debt Securities — Special Situations — Payment of Additional Amounts”.

Tax Redemption

In the event of various tax law changes after the date of this prospectus supplement and other limited circumstances that require us to pay additional amounts as described in the base prospectus on page 18 under “Description of Guaranteed Debt Securities — Special Situations — Payment of Additional Amounts”, we, Rio Tinto plc or Rio Tinto Limited may call all, but not less than all, of the relevant series of notes for redemption. This means we may repay that series of notes early. Our ability to redeem the notes is discussed in greater detail on page 18 of the base prospectus under “Description of Guaranteed Debt Securities — Special Situations — Optional Tax Redemption.” If we call a series of notes as a result of such tax law changes, we must pay 100% of their principal amount. We will also pay the holders accrued interest if we have not otherwise paid interest through the redemption date. Notes will stop bearing interest on the redemption date, even if the holders do not collect their money.

In either of the situations discussed above, we will give notice to DTC of any redemption we propose to make at least 30 days, but not more than 60 days, before the redemption date. Notice by DTC to participating institutions and by these participants to street name holders of indirect interests in the notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements.

Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless the notes are otherwise subject to redemption in accordance with their terms and we have elected to exercise our right to redeem the notes, we will make an offer to each holder of notes comprising that series to repurchase all or any part (in integral multiples of U.S.$1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditional on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict. On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes (in integral multiples of U.S.$1,000) properly tendered pursuant to our offer;

•	deposit with the trustee an amount equal to the aggregate repurchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The trustee will promptly mail to each holder of notes properly tendered the repurchase price for such notes, provided that it has received such repurchase price from us, and the trustee will promptly at our direction authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of U.S.$1,000 or an integral multiple of U.S.$1,000 in excess thereof. We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer.

“Below Investment Grade Rating Event” means the notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event set out below) if each Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform us or the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

•	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Rio Tinto plc or Rio Tinto Limited to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than one or more members of the Rio Tinto Group;

•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) at any time directly or indirectly own(s) or acquire(s) such proportion of the issued or allotted ordinary share capital of

Rio Tinto plc or Rio Tinto Limited which shall, or, if such transaction involves the conversion or exchange of such share capital for cash, securities or other property, such proportion of share capital of, or other relevant economic interest in, the surviving entity as a result of such transaction as shall, in aggregate, be entitled to exercise or direct the exercise of more than 50% of the rights to vote to elect members of the board of directors of Rio Tinto plc and Rio Tinto Limited or such surviving entity, provided that:

•	for the avoidance of doubt, no Change of Control shall occur solely as a result of either of Rio Tinto plc or Rio Tinto Limited and/or any of its subsidiaries at any time owning or acquiring the relevant proportion of the issued or allotted ordinary share capital of Rio Tinto Limited or Rio Tinto plc, respectively, but in such circumstances whether or not a Change of Control shall occur whether in relation to such event or thereafter shall be determined by reference to:

•	the Collapsed DLC Test; or

•	the test set out in this sub-paragraph immediately preceding this proviso applied solely to whichever of Rio Tinto plc or Rio Tinto Limited owns (whether directly or through one or more of its subsidiaries) the relevant proportion of the issued or allotted ordinary share capital of Rio Tinto Limited or Rio Tinto plc, and

•	no Change of Control shall be deemed to occur if all or substantially all of the holders of the issued or allotted ordinary share capital or other relevant economic interests of the relevant person or, as the case may be, surviving entity immediately after the event which would otherwise have constituted a Change of Control were the holders of the issued or allotted ordinary share capital of each or either of Rio Tinto plc or Rio Tinto Limited with the same (or substantially the same) pro rata economic interests in the share capital or relevant economic interests of the relevant person or, as the case may be, surviving entity, as such shareholders had in the issued or allotted ordinary share capital of each or either of Rio Tinto plc or Rio Tinto Limited, respectively, immediately prior to such event; or

•	the first day on which a majority of the members of the board of directors of either Rio Tinto plc or Rio Tinto Limited are not Continuing Directors.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Collapsed DLC Test” shall be deemed to be satisfied if any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) at any time directly or indirectly own(s) or acquire(s) more than 50% of the issued or allotted ordinary share capital of whichever of Rio Tinto plc or Rio Tinto Limited owns (whether directly or through one or more of its subsidiaries) the relevant proportion of the issued or allotted ordinary share capital of Rio Tinto Limited or Rio Tinto plc, respectively.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of either of Rio Tinto plc or Rio Tinto Limited who (1) was a member of such board on the date of the issuance of the guarantee by either entity; or (2) was nominated for election, appointed or elected to such board with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination, appointment or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc. and its successors.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, as the case may be.

“Rio Tinto Group” means Rio Tinto plc and Rio Tinto Limited and their respective subsidiaries taken as a whole.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc. and its successors.

Defeasance and Discharge

We may release ourselves from any payment or other obligations on the notes as described under “Description of Guaranteed Debt Securities — Defeasance and Covenant Defeasance — Defeasance and Discharge” on page 23 of the base prospectus.

UNITED STATES FEDERAL INCOME TAXATION

For a general discussion of certain U.S. federal tax considerations relevant to a decision by a United States Holder to invest in the notes, see “Taxation — United States Federal Income Taxation” in the accompanying prospectus.

In certain circumstances, we may be obligated to pay additional interest as a result of adjustments to the ratings assigned to the notes. See “Description of Guaranteed Notes — Interest Rate Adjustment”. The obligation to make these payments may implicate the provisions of the U.S. Treasury regulations relating to “contingent payment debt instruments.” We believe that the possibility, as of the date the notes are issued, of the payment of such additional interest does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. Our determination is not, however, binding on the Internal Revenue Service, which could challenge this position. If such challenge were successful, the timing, character and amount of income on the notes would be affected. Among other things, you might be required to accrue income on the notes in excess of stated interest, and you would be required to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. United States Holders are advised to consult their own tax advisers with respect to the effect of the interest rate adjustment provision on the U.S. federal income tax treatment of the notes.

UNDERWRITING

Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC, RBS Securities Inc. and SG Americas Securities, LLC are acting as joint bookrunning managers of the offering and are acting as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of the prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

	Notes	Notes
	Principal	Principal
Underwriter	Amount	Amount

Deutsche Bank Securities Inc.	$	$
J.P. Morgan Securities Inc.	$	$
Morgan Stanley & Co. Incorporated	$	$
Credit Suisse Securities (USA) LLC	$	$
RBS Securities Inc.	$	$
SG Americas Securities, LLC	$	$

Total	$	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of the prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed     % and     % of the principal amount of the           notes and           notes, respectively. The underwriters may allow, and dealers may reallow, a concession not to exceed     % and     % of the principal amount of the           notes and           notes, respectively, on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “relevant implementation date”), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us nor the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

This prospectus supplement has been prepared on the basis that all offers of the notes within the European Economic Area will be made pursuant to an exemption under Article 3(2) of the Prospectus Directive, as implemented in relevant member states of the European Economic Area, from the requirement to produce a prospectus for offers of the notes. Accordingly, any person making or intending to make any offer of the notes within the European Economic Area should only do so in circumstances in which no obligation arises for us, our affiliates or any of the underwriters to produce a prospectus for such offer. Neither we nor any of the underwriters have authorized, nor do we or they authorize, the making of any offer of the notes through any financial intermediary, other than offers made by the underwriters which constitute the final placement of the notes contemplated in this prospectus supplement.

Notice to Prospective Investors in the United Kingdom

An offer of notes described in this prospectus supplement may only be made:

•	through the communication of an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) in connection with the issue or sale of notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	in compliance with all applicable provisions of the FSMA with respect to anything done in relation to notes, from or otherwise involving the United Kingdom.

Australian Selling Restrictions

No prospectus or other disclosure document (as defined in the Corporations Act 2001 of Australia (the “Corporations Act”)) in relation to the notes has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or Australian Stock Exchange Limited and:

•	an invitation or offer of the notes for issue, sale or purchase in Australia (including an offer or invitation which is received by a person in Australia) may not be made; and

•	any draft or final form offering memorandum, advertisement or any other offering material relating to any notes may not be distributed or published in Australia, unless:

•	the aggregate consideration payable by each offeree is at least A$500,000 (or its equivalent in other currencies but disregarding moneys lent by the offeror or its associates (as defined in the Corporations Act)) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 of the Corporations Act;

•	such action complies with all applicable laws and regulations; and

•	such action does not require any document to be lodged with, or registered by, ASIC.

In addition, any note issued by the issuer may not be sold in circumstances where employees of an underwriter aware of, or involved in, the sale know, or have reasonable grounds to suspect, that the note or an interest in or right in respect of the note, was being or would later be, acquired either directly or indirectly by an Offshore Associate of the Issuer acting other than in the capacity of a dealer, manager or underwriter in relation to the placement of the notes or a clearing house, custodian, funds manager or responsible entity of a registered scheme within the meaning of the Corporations Act.

“Offshore Associate” means an associate (as defined in section 128F of the Income Tax Assessment Act 1936 of Australia and any successor legislation) of the issuer that is either a non-resident of Australia which does not acquire the notes in carrying on a business at or through a permanent establishment in Australia or, alternatively, a resident of Australia that acquires the notes in carrying on business at or through a permanent establishment outside of Australia.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the applicable series of notes):

Paid by Rio
Tinto

Per note		%
Per note		%

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when they, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses (which consist of, among other fees, Securities and Exchange Commission registration fees, legal fees and expenses, accounting fees and expenses and printing expenses) for this offering, excluding underwriting discounts, will be approximately U.S.$     .

Affiliates of Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC, RBS Securities Inc. and SG Americas Securities, LLC will receive a portion of the net proceeds of the offering. Affiliates of Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC, RBS Securities Inc. and SG Americas Securities, LLC are lenders to Rio Tinto under the U.S.$40 billion credit facility which was drawn down in connection with the Alcan acquisition. This offering is made in accordance with FINRA Rule 5110(h) and the net proceeds of this offering will be used to repay a portion of the U.S.$40 billion credit facility.

The underwriters or their affiliates have also performed investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters or their affiliates may in the future, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

Certain legal matters relating to the notes and the guarantees will be passed upon by Linklaters LLP, our English and U.S. counsel and by Allens Arthur Robinson, our Australian counsel. Certain legal matters relating to the notes and the guarantees will be passed upon for the underwriters by Davis Polk & Wardwell, U.S. counsel to the underwriters.

EXPERTS

The consolidated financial statements of Rio Tinto plc and Rio Tinto Limited as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) incorporated in this document by reference to the Annual Report on Form 20-F for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP and PricewaterhouseCoopers, independent registered public accounting firms, given on the authority of said firms as experts in auditing and accounting. PricewaterhouseCoopers LLP is a member of the Institute of Chartered Accountants in England and Wales. PricewaterhouseCoopers is a member of the Institute of Chartered Accountants in Australia.

The consolidated financial statements of Alcan Inc. as of December 31, 2006, 2005 and 2004 and for each of the three years in the period ended December 31, 2006 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) incorporated in this document by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers LLP is a member of the Canadian Institute of Chartered Accountants.

PROSPECTUS

RIO TINTO FINANCE (USA) LIMITED

DEBT SECURITIES

FULLY AND UNCONDITIONALLY GUARANTEED BY

RIO TINTO PLC

and

RIO TINTO LIMITED

We may offer and sell guaranteed debt securities from time to time. Each time we sell any of the guaranteed debt securities described in this prospectus, we will provide one or more supplements to this prospectus that will contain specific information about those guaranteed debt securities and their offering. You should read this prospectus and any applicable prospectus supplement(s) together with additional information described under the heading “Where You Can Find More Information” carefully before you invest.

We may sell these guaranteed debt securities to, or through, underwriters and also to other purchasers or through agents. The names of any underwriters or agents will be stated in an accompanying prospectus supplement. This prospectus may not be used to sell any guaranteed debt securities unless it is accompanied by a prospectus supplement.

Our principal executive offices and the principal executive offices of Rio Tinto Limited are located at Level 33, 120 Collins Street, Melbourne, Victoria 3000, Australia. Our and Rio Tinto Limited’s telephone number is +61 3-9283-3333. The principal executive offices of Rio Tinto plc are located at 2 Eastbourne Terrace, London W2 6LG, United Kingdom and its telephone number is +44 20-7781-2000.

You should carefully consider the risk factors included, or incorporated by reference, in this prospectus and any applicable prospectus supplement(s) before you invest in any of our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April 14, 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that has been filed with the Securities and Exchange Commission, which we refer to as the “SEC”, using a “shelf” registration process. Under this shelf registration process, we may offer and sell the guaranteed debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the guaranteed debt securities we may offer. Each time we use this prospectus to offer guaranteed debt securities, we will provide one or more prospectus supplements that will contain specific information about the offering and the terms of those guaranteed debt securities and the extent to which such terms differ from the general terms described in “Description of Guaranteed Debt Securities”. The prospectus supplements may also add, update or change the information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement(s), together with the additional information described under the heading “Where You Can Find More Information”, prior to purchasing any of the guaranteed debt securities offered by this prospectus.

When acquiring any guaranteed debt securities discussed in this prospectus, you should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any “free writing prospectus” that we authorize to be delivered to you. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the guaranteed debt securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of those documents.

In this prospectus, the terms “we”, “our” and “us” refer to Rio Tinto Finance (USA) Limited. We refer to Rio Tinto plc and Rio Tinto Limited taken together as Rio Tinto. We refer to Rio Tinto plc, Rio Tinto Limited and their subsidiaries taken together as the Rio Tinto Group, or the Group. Rio Tinto Finance (USA) Limited offers debt securities using this prospectus. Both Rio Tinto plc and Rio Tinto Limited act as the guarantors for offerings by Rio Tinto Finance (USA) Limited using this prospectus.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

Rio Tinto Finance (USA) Limited is a corporation incorporated under the laws of the State of Victoria, Australia. Rio Tinto plc is a public limited company incorporated under the laws of England and Wales. Rio Tinto Limited is a corporation incorporated under the laws of the State of Victoria, Australia. Substantially all of our and Rio Tinto’s directors and officers, and some of the experts named in this document, reside outside the United States, principally in the United Kingdom and Australia. A substantial portion of our and Rio Tinto’s assets, and the assets of such persons, are located outside the United States. Therefore, you may not be able to effect service of process within the United States upon us, Rio Tinto or these persons so that you may enforce judgments of United States courts against us, Rio Tinto or these persons based on the civil liability provisions of the United States federal or state securities laws. Our English and Australian legal advisers have advised us and Rio Tinto that there are doubts as to the enforceability in England and Wales and Australia, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities based on the United States federal or state securities laws.

WHERE YOU CAN FIND MORE INFORMATION

Rio Tinto plc and Rio Tinto Limited are subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) applicable to foreign private issuers and, in accordance with these requirements, file annual and special reports and other information with the SEC. You may read and copy any document that Rio Tinto plc and Rio Tinto Limited file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain documents Rio Tinto plc and Rio Tinto Limited file with the SEC on the SEC website at www.sec.gov. The address of the SEC’s internet site is provided solely for the information of prospective investors and is not intended to be an active link. Please visit this website or call the SEC at 1-800-732-0330 for further information about its public reference room.

American depositary shares representing ordinary shares of Rio Tinto plc are listed on the New York Stock Exchange, and the ordinary shares are admitted to the Official List of the UK Listing Authority and to trading on the London Stock Exchange plc’s main market for listed securities. The ordinary shares of Rio Tinto Limited are listed on the Australian Stock Exchange. You can consult reports and other information about Rio Tinto plc that it has filed pursuant to the rules of the New York Stock Exchange and the UK Listing Authority, and about Rio Tinto Limited that it has filed pursuant to the rules of the Australian Stock Exchange, at those exchanges or authorities.

The SEC allows us and Rio Tinto to incorporate by reference the information that we and Rio Tinto file with them, which means that:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring to those documents; and

•	information that we and Rio Tinto file with the SEC in the future and incorporate by reference herein will automatically update and supersede information in this prospectus and information previously incorporated by reference herein.

The information that we incorporate by reference is an important part of this prospectus.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in the affairs of the Rio Tinto Group since the date thereof or that the information contained therein is current as of any time subsequent to its date. Any statement contained in such incorporated documents shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in another document we incorporate by reference at a later date modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents below filed with the SEC by Rio Tinto plc and Rio Tinto Limited pursuant to the Exchange Act. We also incorporate by reference any future filings that Rio Tinto plc and Rio Tinto Limited make with the SEC under
Section 13(a), 13(c) or 15(d) of the Exchange Act until we sell all of the securities. Our reports on Form 6-K furnished to the SEC after the date of this prospectus (or portions thereof) are incorporated by reference in this prospectus only to the extent that the forms expressly state that we incorporate them (or such portions) by reference in this prospectus.

The documents incorporated by reference herein in the future and set forth below contain important information about us and our financial condition:

(i)	Annual Report on Form 20-F of Rio Tinto plc and Rio Tinto Limited for the year ended December 31, 2008 filed with the SEC on April 2, 2009;

(ii)	Item 8 of the Annual Report on 10-K of Alcan for the year ended December 31, 2006 filed with the SEC on March 1, 2007; and

(iii)	any future report on Form 20-F that either of Rio Tinto plc or Rio Tinto Limited files with the SEC under the Exchange Act until we sell the guaranteed debt securities that may be offered through this prospectus.

You can obtain copies of any of the documents incorporated by reference through Rio Tinto or the SEC. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus. You may obtain Rio Tinto documents incorporated by reference into this prospectus, at no cost, by requesting them in writing or by telephone at the following addresses and telephone numbers:

Rio Tinto Limited Level 33 120 Collins Street Melbourne, Victoria 3000 Australia 011-61-3-9283-3333	Rio Tinto plc 2 Eastbourne Terrace London W2 6LG United Kingdom 011-44-20-7781-2000

FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference certain forward looking statements with respect to the financial condition, results of operations and business of the Rio Tinto Group. The words “intend”, “aim”, “project”, “anticipate”, “estimate”, “plan”, “believes”, “expects”, “may”, “should”, “will”, or similar expressions, commonly identify such forward looking statements.

Examples of forward looking statements contained in or incorporated by reference in this prospectus include those regarding estimated ore reserves, anticipated production or construction dates, costs, outputs and productive lives of assets or similar factors. Forward looking statements involve known and unknown risks, uncertainties, assumptions and other factors set forth in this document that are beyond the Group’s control. For example, future ore reserves will be based in part on market prices that may vary significantly from current levels. These may materially affect the timing and feasibility of particular developments. Other factors include the ability to produce and transport products profitably, demand for our products, the effect of foreign currency exchange rates on market prices and operating costs, and activities by governmental authorities, such as changes in taxation or regulation, and political uncertainty.

In light of these risks, uncertainties and assumptions, actual results could be materially different from projected future results expressed or implied by these forward looking statements which speak only as at the date of this report. Except as required by applicable regulations or by law, the Group does not undertake any obligation to publicly update or revise any forward looking statements, whether as a result of new information or future events. The Group cannot guarantee that its forward looking statements will not differ materially from actual results.

RIO TINTO PLC AND RIO TINTO LIMITED

The Rio Tinto Group

The Rio Tinto Group combines Rio Tinto plc, which is listed on the London Stock Exchange and headquartered in London, and Rio Tinto Limited, which is listed on the Australian Securities Exchange and has executive offices in Melbourne.

Businesses include open pit and underground mines, mills, refineries and smelters as well as a number of research and service facilities. The Group consists of wholly and partly owned subsidiaries, jointly controlled assets, jointly controlled entities and associated companies.

On December 31, 2008, Rio Tinto plc had a market capitalisation of £14.87 billion (U.S.$21.72 billion) and Rio Tinto Limited had a market capitalisation of A$10.86 billion (U.S.$7.66 billion). The Group’s combined market capitalisation in publicly held shares at the end of 2008 was U.S.$29.38 billion.

Rio Tinto’s operational structure is designed to facilitate a clear focus on the Group’s objective. This structure is based on the following primary product and business support groups:

•	Aluminium: The Aluminium product group, Rio Tinto Alcan, is one of the world’s largest producers of bauxite, alumina and aluminium, benefiting from a sustainable, low cost energy supply. It operates mainly in Canada and Australia, with interests in Europe, New Zealand, Africa, South America and the United States. The group is organised into four business units, Bauxite & Alumina, Primary Metal, Engineered Products and Packaging, the latter two of which are to be divested.

•	Copper and Diamonds: The Copper group is a world leader in copper production, comprising Kennecott Utah Copper in the United States, and interests in some of the world’s largest copper mines and development projects, including Escondida in Chile, Grasberg in Indonesia, the Resolution and Pebble projects in the United States, the Oyu Tolgoi project in Mongolia and the La Granja project in Peru.

The Diamonds group is a leading supplier of rough diamonds, comprising interests in the Diavik mine in Canada, the Argyle mine in Australia, and the Murowa mine in Zimbabwe, served by a diamond sales office in Belgium.

•	Energy and Minerals: The Energy group is one of the biggest suppliers in its markets, represented in coal by Rio Tinto Coal Australia and Coal & Allied in Australia, and by Rio Tinto Energy America in the United States. It also includes uranium interests in Energy Resources of Australia and the Rössing Uranium mine in Namibia, both among the world’s largest uranium operations.

The industrial minerals businesses are global leaders in the supply and science of their products, comprising Rio Tinto Minerals, made up of borates and talc operations in the United States, South America, Europe and Australia, as well as Rio Tinto Iron & Titanium which has interests in North America, South Africa and Madagascar.

•	Iron Ore: The Iron Ore group is the second largest contributor to the world’s seaborne iron ore trade with interests that comprise Hamersley Iron and Robe River in Australia, Iron Ore Company of Canada and the Simandou, Guinea, and Orissa, India, projects. The group includes the HIsmelt® direct iron making plant in Australia, employing a new, cleaner iron making process developed largely by Rio Tinto. It also includes the Dampier Salt operations at three sites in Western Australia.

•	Exploration: With effect from May 1, 2009, the Exploration group is organised into three teams based in the Americas, Australasia and Africa-Eurasia.

•	Technology and Innovation: Technology & Innovation has bases in Australia, Canada, the United Kingdom and the United States. Its role is to identify and promote operational technology best practice across the Group and to pursue step change innovation of strategic importance to the development of orebodies of the future.

The DLC Structure

Each of Rio Tinto plc and Rio Tinto Limited is the ultimate holding company of the companies within its respective group and its respective assets are substantially comprised of shares in such companies. Neither Rio Tinto plc nor Rio Tinto Limited conducts any other business and both are accordingly dependent on the other members of the Rio Tinto Group and revenues received from them.

In December 1995, the shareholders of each of Rio Tinto plc and Rio Tinto Limited approved the terms of a dual listed companies merger (the “DLC merger”) that was designed to place the shareholders of each of the companies in substantially the same position as if they held shares in a single enterprise. Following the approval of the DLC merger, each of Rio Tinto plc and Rio Tinto Limited entered into a DLC Merger Sharing Agreement (the “Sharing Agreement”). The Sharing Agreement ensured that the boards of directors of each of Rio Tinto plc and Rio Tinto Limited were identical and that their businesses are managed as a single enterprise. The Sharing Agreement provided for the ratio of dividend, voting and capital distribution rights attached to each Rio Tinto plc ordinary share and to each Rio Tinto Limited share to be fixed in an Equalization Ratio which has remained unchanged at 1:1. In principle, the Sharing Agreement provides for the public shareholders of Rio Tinto plc and Rio Tinto Limited to vote as a joint electorate on all matters which affect them in similar ways. However, the Sharing Agreement also provides for the protection of the public shareholders of each of the companies by treating the shares of each as if they were separate classes of shares issued by a single company.

Also in December 1995, each of Rio Tinto plc and Rio Tinto Limited entered into a Deed Poll Guarantee in favor of the creditors of the other. Pursuant to the Deed Poll Guarantees, each of Rio Tinto plc and Rio Tinto Limited guaranteed the contractual obligations of the other (and the obligations of other persons which are guaranteed by the other company), subject to certain limited exceptions. As a consequence of the Deed Poll Guarantees, holders of notes issued by Rio Tinto Finance (USA) Limited may make demand upon either Rio Tinto plc or Rio Tinto Limited.

RIO TINTO FINANCE (USA) LIMITED

Rio Tinto Finance (USA) Limited (ABN 84 062 129 551), a corporation incorporated with limited liability in Australia, on October 19, 1993, under the Corporations Act 2001 is a wholly owned subsidiary of Rio Tinto Limited and is one of the finance companies through which the Rio Tinto Group conducts its treasury operations. We have access to surplus corporate funds which we invest in the money markets and raise finance from banks and third parties in the short, medium and long-term markets for on-lending to Rio Tinto Group companies. We also undertake foreign exchange and interest rate transactions as part of the Rio Tinto Group’s long-term management of foreign currency and interest rate exposures. Our registered and principal executive office is located at 120 Collins Street, Melbourne, Victoria 3000, Australia.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth in the table below are the ratios of earnings to fixed charges of Rio Tinto in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) for the periods indicated.

	Year Ended December 31,
	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges	5.91	14.40	39.88	30.82	19.86

The ratio of earnings to fixed charges of Rio Tinto is computed by dividing the amount of its pre-tax earnings by the amount of its fixed charges. For the purposes of calculating the ratio, earnings is defined as pre-tax income from continuing operations before adjustments for minority interests, less (i) minority interests in pre-tax income of subsidiaries that have not incurred fixed charges; and (ii) share of profits after tax of equity accounted units, plus (i) fixed charges; (ii) distributed income of equity investees; and (iii) amortization of capitalized interest. Fixed charges consist of interest costs, both expensed and capitalized, and a reasonable approximation of the interest component of rental expense representative of the interest factor.

USE OF PROCEEDS

The net proceeds from the sale of the guaranteed debt securities offered will be added to the general funds of Rio Tinto, unless we state otherwise in a prospectus supplement.

DESCRIPTION OF GUARANTEED DEBT SECURITIES

This prospectus relates to guaranteed debt securities issued by Rio Tinto Finance (USA) Limited. As required by federal law of the United States for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an indenture. The indenture relating to debt securities issued by Rio Tinto Finance (USA) Limited is a contract among Rio Tinto Finance (USA) Limited, Rio Tinto plc, Rio Tinto Limited and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, formerly The Chase Manhattan Bank).

General

The Bank of New York Mellon (as successor to JPMorgan Chase Bank, formerly The Chase Manhattan Bank) acts as the trustee under the indenture. The trustee has two principal functions:

•	First, it can enforce the rights of holders of the debt securities against us or Rio Tinto if we or Rio Tinto default on debt securities issued under the indenture. There are some limitations on the extent to which the trustee acts on behalf of holders of the debt securities, described under “— Default and Related Matters — Events of Default — Remedies If an Event of Default Occurs” below; and

•	Second, the trustee performs administrative duties for us, such as sending interest payments to holders, transferring debt securities to new buyers and sending notices to holders.

Both Rio Tinto plc and Rio Tinto Limited act as the guarantors of the debt securities issued under the indenture. The guarantees are described under “— Guarantees” below.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture, the debt securities and the guarantees are governed by New York law. A copy of the form of indenture is filed with the SEC as an exhibit to the registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.

Rio Tinto Finance (USA) Limited may issue as many distinct series of debt securities under the indenture as it wishes. This section summarizes all material terms of the debt securities and the guarantees that are common to all series, unless otherwise indicated in the prospectus supplement relating to a particular series.

Because this section is a summary, it does not describe every aspect of the debt securities or the guarantees. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, including some of the terms used in the indenture. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference in this prospectus or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the series of debt securities described in the prospectus supplement.

In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the pricing agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series of debt securities described in the prospectus supplement.

The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	any stock exchange on which we will list the series of debt securities;

•	the date or dates on which we will pay the principal of the series of debt securities;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the option of the holder;

•	the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions that are not described in this prospectus, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	the denominations in which the series of debt securities will be issuable;

•	the currency of payment of principal, premium, if any, and interest on the series of debt securities if other than the currency of the United States of America and the manner of determining the equivalent amount in the currency of the United States of America;

•	any index used to determine the amount of payment of principal of, premium, if any, and interest on the series of debt securities;

•	the applicability of the provisions described later under “— Restrictive Covenants — Defeasance and Discharge”;

•	if the series of debt securities will be issuable in whole or part in the form of a global security as described under “— Legal Ownership — Global Securities”, and the depositary or its nominee with respect to the series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or its nominee; and

•	any other special features of the series of debt securities.

We may issue the debt securities as original issue discount securities, which are debt securities that are offered and sold at a material discount to their stated principal amount (Section 101 of the Indenture). The prospectus supplement relating to original issue discount securities will describe United States federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any such debt securities.

Guarantees

Both Rio Tinto plc and Rio Tinto Limited will fully and unconditionally guarantee the payment of the principal of, premium, if any, and interest on the debt securities, including any additional amounts which may be payable in respect of the debt securities, as described under “— Special Situations — Payment of Additional Amounts”. Rio Tinto plc and Rio Tinto Limited guarantee the payment of such amounts when such amounts become due and payable, whether at the stated maturity of the debt securities, by declaration or acceleration, call for redemption or otherwise. Each of Rio Tinto plc and Rio Tinto Limited is individually obligated to pay such amounts.

Legal Ownership

Street Name and Other Indirect Holders

Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. This is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. Holders of debt securities who hold in street name should check with their institutions to find out:

•	how it handles payments in respect of the debt securities and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required;

•	whether and how holders can instruct it to send their debt securities, registered in their own names so they can be direct holders as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to holders who hold in street name or other indirect means, either because such holders choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to the street name customer but does not do so.

Global Securities

What is a Global Security? A global security is a special type of indirectly held security, as described above under “— Street Name and Other Indirect Holders”. If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders.

We require that the global security be registered in the name of a financial institution we select. In addition, we require that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether a particular series of debt securities will be issued only in the form of global securities.

Special Investor Considerations for Global Securities.  As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

Investors in debt securities that are issued only in the form of global debt securities should be aware that:

•	They cannot get debt securities registered in their own names.

•	They cannot receive physical certificates for their interests in the debt securities.

•	They will be street name holders and must look to their own banks or brokers for payments on the debt securities and protection of their legal rights relating to the debt securities, as explained earlier under “— Legal Ownership — Street Name and Other Indirect Holders”.

•	They may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates.

•	The depositary’s policies will govern payments, transfers, exchange and other matters relating to holders’ interests in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

•	The depositary will require that interests in a global security be purchased or sold within its system using same-day funds.

Special Situations When Global Security Will Be Terminated.  In a few special situations described later, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in debt securities transferred to their own name so that they will be direct holders. The rights of street name investors and direct holders in the debt securities have been previously described in the subsections entitled “— Legal Ownership — Street Name and Other Indirect Holders” and “— Direct Holders”.

The special situations for termination of a global security are:

•	When the depositary notifies us or Rio Tinto that it is unwilling, unable or no longer qualified to continue as depositary.

•	When an event of default on the debt securities has occurred and has not been cured. Defaults are discussed below under “— Default and Related Matters — Events of Default”.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not we or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders. (Sections 305 and 206)

Overview of Remainder of this Description

The remainder of this description summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how to transfer ownership and where we make payments.

•	Holders’ rights under several special situations, such as if we merge with another company, if we want to change a term of the debt securities or if we want to redeem the debt securities for tax reasons.

•	Holders’ rights to receive payment of additional amounts due to changes in the withholding requirements of various jurisdictions.

•	Covenants contained in the indenture that restrict our and Rio Tinto’s ability to incur liens. A particular series of debt securities may have additional covenants.

•	Holders’ rights if we or Rio Tinto default in respect of our or Rio Tinto’s obligations under the debt securities or experience other financial difficulties.

•	Our relationship with the trustee.

Additional Mechanics

Exchange and Transfer

The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless indicated in the applicable prospectus supplement, in denominations that are even multiples of U.S.$1,000.

Holders may have their debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange.

Holders may exchange or transfer their debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring the securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the debt securities. (Section 305)

Holders will not be required to pay a service charge to transfer or exchange debt securities, but may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with a holder’s proof of ownership.

If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 305)

Payment and Paying Agents

We will pay interest to holders who are direct holders listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if such holders no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (Section 307)

We will pay interest, principal and any other money due on your debt securities at the corporate trust office of the trustee in New York City. That office is currently located at 101 Barclay Street, New York, NY 10286. Holders must make arrangements to have payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

Interest on global securities will be paid to the holder thereof by wire transfer of same-day funds.

Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to, in the case of registered debt securities, the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We or Rio Tinto may also arrange for additional payment offices, and may cancel or change these offices, including our or Rio Tinto’s use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify holders of changes in the paying agents for any particular series of debt securities. (Section 1002)

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Sections 101 and 106)

Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, holders may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

Special Situations

Mergers and Similar Events

We, Rio Tinto plc and Rio Tinto Limited are generally permitted to consolidate or merge with another entity. We, Rio Tinto plc and Rio Tinto Limited are also permitted to sell or lease substantially all of our assets to another entity or to buy or lease substantially all of the assets of another entity. However, Rio Tinto Finance (USA) Limited may only take these actions if the successor entity is incorporated or organized under the laws of Australia, any state thereof, or the United States, any state thereof, or the District of Columbia. In addition, neither we, Rio Tinto plc nor Rio Tinto Limited may take any of these actions unless all the following conditions are met:

•	Where Rio Tinto Finance (USA) Limited, Rio Tinto plc or Rio Tinto Limited merges out of existence or sells or leases substantially all its assets, the successor entity must be duly organized and validly existing under the laws of the applicable jurisdiction.

•	If such successor entity is organized under the laws of a jurisdiction other than Australia, the United Kingdom, or the United States, any state thereof, or the District of Columbia, it must indemnify holders against any governmental charge or other cost resulting from the transaction.

•	Neither we, Rio Tinto plc nor Rio Tinto Limited may be in default on the debt securities or guarantees immediately prior to such action and such action must not cause a default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described under “— Default and Related Matters — Events of Default— What is An Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for notice of default or existence of defaults for a specified period of time were disregarded.

•	If we, Rio Tinto plc or Rio Tinto Limited merges out of existence or sells or leases substantially all of our or their assets, the successor entity must execute a supplement to the indenture, known as a supplemental indenture. In the supplemental indenture, the entity must promise to be bound by every obligation in the indenture applicable to Rio Tinto Finance (USA) Limited, Rio Tinto plc or Rio Tinto Limited, as the case may be.

•	We, Rio Tinto plc or Rio Tinto Limited, as the case may be, must deliver a certificate and an opinion of counsel to the trustee, each stating that the consolidation, merger, conveyance, transfer or lease, and, if applicable, the supplemental indenture pursuant to which the successor entity assumes our obligations or the obligations of Rio Tinto plc or Rio Tinto Limited, are in compliance with the indenture.

•	Neither our nor Rio Tinto’s assets or properties may become subject to any impermissible lien unless the debt securities issued under the indenture are secured equally and ratably with the indebtedness secured by the impermissible lien. Impermissible liens are described in further detail below under “— Restrictive Covenants — Restrictions on Liens”.

Under the indenture, Rio Tinto or any Rio Tinto subsidiary may assume our obligations under the debt securities. This would likely be a taxable event to United States holders. United States holders would likely be treated as having exchanged their debt securities for other debt securities issued by Rio Tinto or such subsidiary and therefore may have to recognize gain or loss for United States federal income tax purposes upon such assumption.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring the Approval of all Holders.  First, there are changes that cannot be made to the debt securities without the specific approval of each holder of the debt securities of the applicable series. Following is a list of those types of changes:

•	Changes to the stated maturity of the principal or the interest payment dates on a debt security;

•	any reduction in amounts due on a debt security;

•	changes to any of our or Rio Tinto’s obligations to pay additional amounts described later under “— Special Situations — Payment of Additional Amounts”;

•	any reduction in the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	changes in the place or currency of payment on a debt security;

•	any impairment of holders’ right to sue for payment;

•	any reduction in the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	any reduction in the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the indenture or to waive various defaults; and

•	any modification, in any manner adverse to the holders of the debt securities, to the obligations of Rio Tinto plc or Rio Tinto Limited in respect of the payment of principal, premium, if any, and interest, if any. (Section 901)

Changes Requiring a Majority Vote.  The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes, amendments, supplements and other changes that would not adversely affect holders of the debt securities in any material respect. The same vote would be required for us to obtain a waiver of all or part of the covenants described below or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described previously under “— Changes Requiring the Approval of all Holders” unless we obtain the individual consent of each holder to the waiver. (Section 513)

Changes Not Requiring Approval.  The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 901)

Further Details Concerning Voting.  When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the United States dollar equivalent.

•	Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “— Restrictive Covenants — Defeasance and Discharge”. (Section 101)

•	We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104)

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Optional Tax Redemption

The debt securities of any series may be redeemed in whole but not in part, in the three situations described below. The redemption price for the debt securities will be equal to the principal amount of the debt securities being redeemed plus accrued interest and any additional amounts due on the date fixed for redemption. Holders must receive between 30 and 60 days’ notice before their debt securities are redeemed.

The first situation is where, as a result of a change in or amendment to any laws, regulations or rulings or the official application or interpretation of such laws, regulations or rulings, any of we, Rio Tinto plc or Rio Tinto Limited determines that it would be required to pay additional amounts as described later under “— Payment of Additional Amounts”.

The second situation is where, as a result of a change in or amendment to any laws, rulings or regulations or the official application or interpretation of such laws, rulings or regulations, Rio Tinto plc or Rio Tinto Limited or any subsidiary of either of them determines that it would have to deduct or withhold tax on any payment to Rio Tinto Finance (USA) Limited to enable it to make a payment of principal or interest on a debt security.

In the first and second situations, the option to redeem the debt securities applies only in the case of changes or amendments that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities and in the jurisdiction where Rio Tinto plc and Rio Tinto Limited are incorporated. If we, Rio Tinto plc or Rio Tinto Limited, as the case may be, have been succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor entity is organized, and the applicable date will be the date the entity became a successor.

In addition, in the case of the first and second situations, we, Rio Tinto plc or Rio Tinto Limited will not have the option to redeem if we could have avoided the payment of additional amounts or the deduction or withholding by using reasonable measures available to us.

The third situation is where, following a merger or consolidation of Rio Tinto plc or Rio Tinto Limited or a transfer or lease of all of Rio Tinto plc’s or Rio Tinto Limited’s assets, the person formed by such merger, consolidation, transfer or lease is organized under the laws of a jurisdiction other than the United States, the United Kingdom or Australia, or any political subdivisions thereof, and is required to pay additional amounts as described under
“—Payment of Additional Amounts”.

We, Rio Tinto plc or Rio Tinto Limited shall deliver to the trustee an Officer’s Certificate to the effect that the circumstances required for redemption exist. (Sections 1104 and 1108).

Payment of Additional Amounts

If the debt securities of any series provide for the payment of additional amounts, all payments of principal, premium (if any) and interest in respect of the debt securities or the guarantees will be made free and clear of, and without withholding or deduction for, any taxes, assessments, duties or governmental charges or whatever nature imposed, levied or collected by or within a Relevant Taxing Jurisdiction unless that withholding or deduction is required by law. A Relevant Taxing Jurisdiction is any jurisdiction under the laws of which we, Rio Tinto plc or Rio Tinto Limited, as the case may be, or any successor entity, are or is organized (or any political subdivision or taxing authority of or in that jurisdiction having power to tax).

The indenture provides that if withholding or deduction is required by law, then we, Rio Tinto plc or Rio Tinto Limited, as the case may be, will pay to the holder of any debt security additional amounts as may be necessary in order that every net payment of principal of (and premium, if any, on) and interest, if any, on that debt security after deduction or other withholding for or on account of any present or future tax, assessment, duty or other governmental charge of any nature whatsoever imposed, levied or collected by or on behalf of a Relevant Taxing Jurisdiction, will not be less than the amount that would have been payable on that debt security in the absence of such deduction or withholding. However, we, Rio Tinto plc or Rio Tinto Limited, as the case may be, will not be required to make any payment of additional amounts in respect of taxes imposed as a result of any of the following circumstances:

•	If the holder is a United States person and the United States government or any political subdivision of the United States government is the entity that is imposing the tax or governmental charge. For this purpose, a United States person is any person who, for United States federal income tax purposes, is a citizen or resident, a domestic corporation, an estate whose income is subject to taxation regardless of its source, or a trust if a United States court can exercise supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

•	The payment of additional amounts is for a tax or charge imposed only because the holder, or a fiduciary, settlor, beneficiary or member or shareholder of, or possessor of a power over, the holder, if the holder is an estate, trust, partnership or corporation, was or is connected to the Relevant Taxing Jurisdiction. These connections include where the holder or related party:

•	is or has been a citizen or resident of the jurisdiction;

•	is or has been engaged in trade or business in the jurisdiction; or

•	has or had a permanent establishment in the jurisdiction.

•	The payment of additional amounts is for a tax or charge imposed due to the presentation of a debt security, if presentation is required, for payment on a date more than 30 days after the security became due or after the payment was provided for.

•	The payment of additional amounts is on account of an estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge.

•	The payment of additional amounts is for a tax or governmental charge that is payable in a manner that does not involve withholdings.

•	The payment of additional amounts is for a tax imposed or withheld because the holder or beneficial owner failed to comply with any of our or Rio Tinto’s requests for the following that the statutes, treaties, regulations or administrative practices of the Relevant Taxing Jurisdiction require as a precondition to exemption from all or part of such withholding:

•	to provide information about the nationality, residence or identity of the holder or beneficial owner; or

•	to make a declaration or satisfy any information requirements.

•	In the case of a payment made by Rio Tinto plc under its guarantees, the payment of additional amounts results from the security being presented for payment, where presentation is required, in the United Kingdom unless presentation could not have been made elsewhere.

•	The payment of additional amounts is for any withholding or deduction imposed on a payment to an individual which is required to be made pursuant to any law implementing European Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such directive.

•	The payment of additional amounts is for any withholding or deduction required to be made with respect to a debt security presented for payment, where presentation is required, by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant debt security to another paying agent in a member state of the European Union.

•	The holder of a debt security is our “associate” (as that term is defined in the Australian tax legislation (the Australian Tax Act)) and, as a result, the Australian Tax Act requires withholding tax to be paid on the interest or amounts in the nature of interest payable on the debt security.

•	A determination is made under the Australian Tax Act that withholding tax is payable because the holder has participated in a scheme to avoid withholding tax provided that neither we nor Rio Tinto participated in the scheme.

•	The holder is a fiduciary or partnership or an entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, any security, and the laws of the Relevant Taxing Jurisdiction require the payment to be included in the income of a beneficiary or settlor for tax purposes with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of such security.

These provisions will also apply to any taxes or governmental charges imposed by any jurisdiction in which a successor to us or Rio Tinto is incorporated. The prospectus supplement relating to the debt securities will describe whether additional amounts are payable with respect to that series of securities and if so, may describe additional circumstances in which we would not be required to pay additional amounts.

Additional amounts may also be payable in the event of certain consolidations, mergers, sales of assets or assumptions of obligations. For more information see “— Optional Tax Redemption” and “Taxation”. References to “principal”, “premium” and “interest” in this prospectus shall be deemed to include additional amounts payable with respect thereto.

Restrictive Covenants

Restrictions on Liens

Some of our or Rio Tinto’s property may be subject to a mortgage or other legal mechanism that gives our and Rio Tinto’s lenders preferential rights in that property over other lenders, including the holders of the debt securities, or over our and Rio Tinto’s general creditors if we fail to pay them back. These preferential rights are called liens. We promise that we will not become obligated on any new debt for borrowed money that is secured by a lien on any of our or Rio Tinto’s properties, unless we or Rio Tinto grant an equivalent or higher-ranking lien on the same property to the holders of the debt securities.

Neither we nor Rio Tinto need to comply with this restriction if the amount of all debt that would be secured by liens on our or Rio Tinto’s properties, excluding the debt secured by the liens that are listed below, is less than 10% of Rio Tinto’s consolidated net worth plus minorities. Consolidated net worth plus minorities is defined in the indenture as a measure of the net worth of Rio Tinto that includes amounts attributable to the outside interests in the accounting subsidiaries of Rio Tinto. (Sections 101 and 1007) At the date of this prospectus, a substantial portion of the consolidated assets of Rio Tinto is held by their subsidiaries and thus would not be subject to this restriction on liens.

This restriction on liens applies only to liens for borrowed money. In addition, this restriction on liens also does not apply to debt secured by a number of different types of liens. These types of liens include the following:

•	any lien existing on or before the date of the issuance of the applicable series of debt securities;

•	any lien arising by operation of law and not as a result of any act or omission on our or Rio Tinto’s part;

•	liens arising from any judgment against us or Rio Tinto that does not give rise to an event of default;

•	any lien created on property (or the title documents for that property) acquired after the date of the issuance of the applicable series of debt securities for the sole purpose of financing or refinancing or securing the cost of that property so long as the principal moneys secured by the property do not exceed the cost of that acquisition;

•	any lien over property (or the title documents for that property) that was in existence at the time we or Rio Tinto acquired the property;

•	any lien over assets and/or, where such assets comprise substantially the whole of the assets of their owner, shares or stock in the owner of those assets that secures project finance borrowing to finance the costs of developing, or acquiring and developing, those assets;

•	any lien over property, including improvements, which was developed, constructed or improved by us or Rio Tinto, acquired after the date of the issuance of the applicable series of debt securities,

•	to secure the payment of all or any part of the cost of development or construction of or improvement on the property, or

•	to secure indebtedness incurred by us or Rio Tinto for the purpose of financing all or any part of the cost of development or construction or of improvements on the property,

so long as the secured indebtedness does not exceed the higher of the cost or the fair market value of that development, construction or improvement;

•	any lien arising solely by operation of law over any credit balance or cash held in an account with a financial institution;

•	any lien arising in transactions entered into or established for our or Rio Tinto’s benefit in connection with any of the following:

•	the operation of cash management programs;

•	other payment netting arrangements;

•	derivatives transactions (including swaps, caps, collars, options, futures transactions, forward rate agreements and foreign exchange transactions and any other similar transaction (including any option with respect to any of the foregoing) and any combination of any of the foregoing);

•	other normal banking transactions; or

•	in the ordinary course of letter of credit transactions;

•	any lien securing our or Rio Tinto’s indebtedness for borrowed money incurred in connection with the financing of our or Rio Tinto’s accounts receivable;

•	any lien arising in the ordinary course of dealings in base and precious metals, other minerals, petroleum or any other materials;

•	any lien incurred or deposits made in the ordinary course of business, including, but not limited to;

•	any mechanics’, materialmen’s, carriers’, workmen’s, vendors’ or similar lien;

•	any lien securing amounts in connection with workers’ compensation unemployment insurance and other types of social security; and

•	any easements, right-of-way, restrictions and other similar charges;

•	any lien securing all or part of our or Rio Tinto’s interest in any mine or mineral deposit and/or facilities and/or any agreement or instrument relating to a mine or mineral deposit that is in favor of any operator or participant in that mine, mineral deposit or facility if

•	the lien serves as security for any sum which may become due to

•	an operator in its capacity as operator; or

•	to a participant by virtue of any agreement or instrument relating to such mine or mineral deposit and/or facilities; and

•	the lien is limited to the relevant mine or mineral deposit and/or facilities;

•	any lien upon specific items of our or Rio Tinto’s inventory or other goods, and proceeds inventory or other goods, securing our or Rio Tinto’s obligations relating to bankers’ acceptances, issued or created for our or Rio Tinto’s account to facilitate the purchase, shipment or storage of the inventory or other goods;

•	any lien incurred or deposits made securing our or Rio Tinto’s performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of like nature incurred in the ordinary course of our or Rio Tinto’s business;

•	any lien on any of our or Rio Tinto’s property in favor of the Federal Government of the United States or the government of any state thereof, or the government of Australia or the government of any state or territory thereof, the United Kingdom, or the government of any member nation of the European Union, or any instrumentality of any of them, securing our or Rio Tinto’s obligations under any contract or payments owed to such entity pursuant to applicable laws, rules, regulations or statutes;

•	any liens securing taxes or assessments or other applicable governmental charges or levies;

•	any liens securing industrial revenue, development or similar bonds issued by us or Rio Tinto, or for our or Rio Tinto’s benefit, provided that the industrial revenue, development or similar bonds are non-recourse to us or Rio Tinto;

•	the sale or other transfer of

•	any minerals in place, or for the future production of minerals, for a specified period of time or in any amount such that, the purchaser will realize from such sale or transfer a specified amount of money or minerals; or

•	any other interest in property that is commonly referred to as a “production payment”;

•	any liens in favor of any company in the Rio Tinto Group;

•	any liens securing indebtedness for which we or Rio Tinto have paid money or deposited securities in an arrangement to discharge in full any liability relating to that indebtedness; and

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any lien referred to above, so long as

•	the amount does not exceed the principal amount of the borrowed money secured by the lien which is to be extended, renewed or replaced; and

•	the extension, renewal or replacement lien is limited to all or a part of the same property, including improvements, that secured the lien to be extended, renewed or replaced. (Section 1007)

Under the indenture, the following are not considered liens securing indebtedness and so are not prevented by the restrictions:

•	any acquisition of any property or assets by us or Rio Tinto that is subject to any reservation that creates or reserves for the seller an interest in any metals or minerals in place or the proceeds from their sale;

•	any conveyance or assignment in which we or Rio Tinto convey or assign an interest in any metals or minerals in place or the proceeds from their sale; or

•	any lien upon any of our or Rio Tinto’s wholly or partially owned or leased property or assets, to secure the payment of our or Rio Tinto’s proportionate part of the development or operating expenses in realizing the metal or mineral resources of such property.

Restrictions on Sales and Leasebacks

Neither we, Rio Tinto nor Rio Tinto Limited will enter into any sale and leaseback transaction involving a property, other than as allowed by this covenant. A sale and leaseback transaction is an arrangement between us or Rio Tinto and a bank, insurance company or other lender or investor where we lease a property that we previously owned for more than 270 days and sold to a lender or investor or to any person to whom the lender or investor has advanced funds on the security of the principal property.

The restriction on sales and leasebacks does not apply to any sale and leaseback transaction between any companies of the Rio Tinto Group. It also does not apply to any lease with a term, including renewals, of three years or less. Further, the indenture does not restrict the ability of any subsidiary (other than Rio Tinto Finance (USA) Limited) to enter into sale and leaseback transactions. At the date of this prospectus, a substantial portion of our and Rio Tinto’s consolidated assets is held directly by subsidiaries and so would not be subject to the covenant restricting sale and leaseback transactions.

The covenant allows us or Rio Tinto to enter into sale and leaseback transactions in two additional situations. First, we or Rio Tinto may enter sale and leaseback transactions if we could grant a lien on the property in an amount equal to the indebtedness attributable to the sale and leaseback transaction without being required to grant an equivalent or higher-ranking lien to the holders of the debt securities under the restriction on liens described above.

Second, we or Rio Tinto may enter sales and leaseback transactions if, within one year of the transaction, we or Rio Tinto, as the case may be, invest an amount equal to at least the net proceeds of the sale of the principal property that we or Rio Tinto, as the case may be, lease in the transaction or the fair value of that property, whichever is greater. This amount must be invested in any of our or Rio Tinto’s property or used to retire indebtedness for money that we borrowed, incurred or assumed that either has a maturity of 12 months or more from the date of incurrence of the indebtedness or which may be extended beyond 12 months from that date at our and Rio Tinto’s option. (Section 1008)

Defeasance and Covenant Defeasance

The following discussion of defeasance and discharge will be applicable to a series of debt securities only if the prospectus supplement applicable to the series so states. (Article 13).

Defeasance and Discharge

We, Rio Tinto plc and Rio Tinto Limited can legally release ourselves from any payment or other obligations on the debt securities, except for various obligations described below, if we, Rio Tinto plc or Rio Tinto Limited, in addition to other actions, put in place the following arrangements for you to be repaid:

•	We, Rio Tinto plc or Rio Tinto Limited must deposit in trust for the benefit of all other direct holders of the debt securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We, Rio Tinto plc or Rio Tinto Limited must deliver to the trustee a legal opinion of counsel of recognized standing with respect to such matters confirming that either (A) there has been a change in United States federal income tax law or (B) we have received from, or there has been published by, the United States Internal Revenue Service a ruling in each case to the effect that we may make the above deposit without causing holders to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

However, even if we, Rio Tinto plc or Rio Tinto Limited take these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance

We, Rio Tinto plc or Rio Tinto Limited can be legally released from compliance with certain covenants, including those described under “— Restrictive Covenants” and any that may be described in the applicable prospectus supplement and including the related Events of Default if we, Rio Tinto plc or Rio Tinto Limited, as the case may be, take all the steps described above under “— Defeasance and Discharge” except that the opinion of counsel does not have to refer to a change in United States Federal income tax laws or a ruling from the United States Internal Revenue Service.

Default and Related Matters

Ranking

The debt securities are not secured by any of our property or assets nor Rio Tinto’s property or assets. Accordingly, holders of debt securities are unsecured creditors of Rio Tinto. The debt securities are not subordinated to any of our or Rio Tinto’s other debt obligations and therefore they rank equally with all our and Rio Tinto’s other unsecured and unsubordinated indebtedness.

Events of Default

Holders will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is An Event of Default? The term event of default means any of the following:

•	Neither we, Rio Tinto plc nor Rio Tinto Limited pay the principal or any premium on a debt security and, in the case of technical or administrative difficulties, only if such failure to pay persists for more than three business days. As used here, a business day is a week day on which financial institutions in New York and the applicable place of payment are open for business.

•	Neither we, Rio Tinto plc nor Rio Tinto Limited pay interest or any additional amounts on a debt security within 30 days of its due date.

•	Neither we, Rio Tinto plc nor Rio Tinto Limited make a deposit of any applicable sinking fund payment within 30 days of its due date, or any applicable longer period of grace.

•	We, Rio Tinto plc or Rio Tinto Limited remain in breach of a covenant or any other term of the indenture or series of debt securities for 90 days after we, Rio Tinto plc or Rio Tinto Limited, as the case may be, receive a notice of default stating we, Rio Tinto plc or Rio Tinto Limited are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series.

•	We, Rio Tinto plc or Rio Tinto Limited file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur, unless, in the case of Rio Tinto plc or Rio Tinto Limited, the reorganization is a voluntary winding up carried out in accordance with English or Australian statutory requirements as applicable and which results in a legal entity that is liable under the guarantees, and which owns the assets of Rio Tinto plc or Rio Tinto Limited, respectively.

•	Our or Rio Tinto’s other borrowings in principal amount of at least U.S.$50,000,000 are accelerated by reason of a default and steps are taken to obtain repayment of these borrowings.

•	We or Rio Tinto fail to make a payment of principal of at least U.S.$50,000,000 or fail to honor any guarantee or indemnity with respect to borrowings of at least U.S.$50,000,000 and steps are taken to enforce either of these obligations.

•	Any mortgage, pledge or other charge granted by us or Rio Tinto in relation to any borrowing of at least U.S.$50,000,000 becomes enforceable and steps are taken to enforce the mortgage, pledge or other charge, as the case may be.

•	Any other event of default described in the prospectus supplement occurs. (Section 501)

Remedies If an Event of Default Occurs.  If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series if we, Rio Tinto plc or Rio Tinto Limited have paid the outstanding amounts, other than amounts due because of the acceleration of maturity, and we, Rio Tinto or Rio Tinto Limited have satisfied certain other conditions. (Section 502)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 512)

Before bypassing the trustee and bringing a lawsuit or other formal legal action or taking other steps to enforce rights or protect interests relating to the debt securities, the following must occur:

•	The trustee must be given written notice that an event of default has occurred and remains uncured.

•	The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity and the trustee has not received an inconsistent direction from the holders of a majority in principal amount of all outstanding debt securities during that period. (Section 507)

However, such limitations do not apply to a suit instituted for the enforcement of payment of the principal of or interest on a debt security on or after the respective due dates. (Section 508).

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We and Rio Tinto will furnish to the trustee every year a written statement of certain of our and Rio Tinto’s officers certifying that, to their knowledge, we and Rio Tinto are in compliance with the indenture and the debt securities, or else specifying any default. (Section 1005)

Regarding The Trustee

If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving default notice or the default having to exist for a specific period of time were disregarded, the trustee may be considered to have a conflicting interest with respect to the debt securities for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign as trustee under the applicable indenture and we or Rio Tinto would be required to appoint a successor trustee.

CLEARANCE AND SETTLEMENT

General

Debt securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by The Depository Trust Company, or DTC, in the United States, Clearstream Banking, société anonyme in Luxembourg (“Clearstream, Luxembourg”) and Euroclear SA/NV (“Euroclear”) in Brussels, Belgium. These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for registered securities in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities. Investors in securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream, Luxembourg or the clearance system that is described in the applicable prospectus supplement.

The policies of DTC, Clearstream, Luxembourg, and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

We have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Luxembourg, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time.

As used in this section, any reference to securities also refers to book-entry securities issued in respect of securities in bearer form.

The Clearing Systems

DTC

DTC has advised us as follows:

•	DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking corporation” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•	DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•	Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that have relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg

Clearstream, Luxembourg has advised us as follows:

•	Clearstream, Luxembourg is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•	Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry changes to the accounts of its customers. This eliminates the need for physical movement of certificates.

•	Clearstream, Luxembourg provides other services to its participants, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

•	Clearstream, Luxembourg’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

•	Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear

Euroclear has advised us as follows:

•	Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking, Finance and Insurance Commission (Commission Bancaire et Financiére et des Assurances) and the National Bank of Belgium (Banque Nationale de Belgique).

•	Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

•	Euroclear provides other services to its customers, including credit custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several other countries.

•	Euroclear customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have relationships with Euroclear customers.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems

We may choose any other clearing system for a particular series of debt securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

The distribution of debt securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for debt securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one series of debt securities to another according to the currency that is chosen for the specific series of debt securities. Customary clearance and settlement procedures are described below.

We will submit applications to the relevant system or systems for the debt securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the applicable prospectus supplement.

Clearance and Settlement Procedures — DTC

DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to U.S. corporate debt obligations in DTC’s Same-Day Funds Settlement System.

Debt securities will be credited to the securities custody accounts of these DTC participants against payment in the same-day funds, for payments in U.S. dollars, on the settlement date. For payments in a currency other than U.S. dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures — Euroclear and Clearstream, Luxembourg

We understand that investors that hold their securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form.

Debt securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading between DTC Participants

We understand that secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to U.S. corporate debt obligations in DTC’s Same-Day Funds Settlement System.

If payment is made in U.S. dollars, settlement will be in same-day funds. If payment is made in a currency other than U.S. dollars, settlement will be free of payment. If payment is made other than in U.S. dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream, Luxembourg Participants

We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of

Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form.

Trading between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

A purchaser of debt securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream, Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream, Luxembourg participant. Euroclear or Clearstream, Luxembourg, as the case may be, will then instruct the common depositary for Euroclear and Clearstream, Luxembourg to receive the debt securities either against payment or free of payment.

The beneficial interests in the debt securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the debt securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the debt securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream, Luxembourg cash debit will be valued as of the actual settlement date instead.

Euroclear participants or Clearstream, Luxembourg participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream, Luxembourg. Under this approach, participants may take on credit exposure to Euroclear or Clearstream, Luxembourg until the securities are credited to their accounts one business day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to them, participants can choose not to preposition funds and will allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream, Luxembourg participants purchasing debt securities would incur overdraft charges for one business day, (assuming they cleared the overdraft as soon as the debt securities were credited to their accounts). However, interest on the debt securities would accrue from the value date. Therefore, in many cases, the investment income on debt securities that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.

Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver debt securities to the depositary on behalf of Euroclear participants or Clearstream, Luxembourg participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving debt securities through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the debt securities, or to receive or make a payment or delivery of debt securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

TAXATION

This section describes the material Australian, U.K. and U.S. federal income tax consequences of acquiring, owning and disposing of debt securities that we may issue.

Australian Taxation

The following is a summary of the principal Australian tax consequences generally applicable to a holder who is a resident of the United States and not a resident of Australia for tax purposes (a “United States holder”). This summary reflects the current provisions of the Australian Income Tax Assessment Act 1936 and the Australian Income Tax Assessment Act 1997 (together, “Australian Tax Act”).

The following summary is not exhaustive of all possible Australian income tax considerations that could apply to particular holders. These considerations may vary according to your individual circumstances.

Australia’s income tax laws are currently subject to review by the Federal Government. The summary below is based upon our understanding of the current law (except as expressly stated) and of the implications of changes that have been announced by the Australian Government in only very general terms. This summary does not otherwise take into account or anticipate changes in the law, whether by way of judicial decision or legislative action.

In the opinion of Allens Arthur Robinson, our and Rio Tinto’s Australian taxation legal counsel, the following are the material Australian tax consequences of an investment in debt securities generally applicable to a United States holder, on the basis of Australian law as in effect at the date of this prospectus, which (as indicated above) is subject to change, possibly with retroactive effect.

Payments of Principal, Premium and Interest

Under existing Australian income tax law, United States holders of debt securities, other than persons holding such securities or interests as part of a business carried on at or through a permanent establishment in Australia (an “Australian Establishment”), are not subject to Australian income tax on payments of principal and interest (or amounts in the nature of interest) made to that holder, other than interest withholding tax (currently 10%) on interest (or amounts in the nature of interest) paid on the debt securities (unless the Section 128F exemption described below applies). Subject to the following, where a United States holder makes a gain on redemption of a debt security (including any gain referable to movements in foreign currency exchange rates), the holder’s gain would not be subject to Australian income tax provided the gain is not sourced in Australia, as described in “— Profits on Sale to Third Parties” below, and the holder does not hold the security as part of an Australian Establishment. However, Australian tax may be payable to the extent that those conditions do not exist. Also, to the extent that any such gain is treated as interest, or in the nature of interest, Australian withholding tax would apply.

Pursuant to Section 128F of the Australian Tax Act, an exemption from Australian interest withholding tax (“IWT”) applies provided the following conditions are met:

•	We are a resident of Australia when we issue the debt securities and when “interest”, as defined in Section 128A(1AB), is paid. Interest is defined to include amounts in the nature of, or in substitution for, interest.

•	The debt securities are issued in a manner that satisfies the “public offer test” of Section 128F under the Australian Tax Act (described below).

•	We do not know, or have reasonable grounds to suspect, at the time of issue that the debt securities or an interest in them were being, or would later be, acquired, directly or indirectly, by one of our “associates” (as defined in Section 128F(9) of the Australian Tax Act), except as permitted by Section 128F(5) of the Australian Tax Act.

•	At the time of the payment of interest on the debt securities, we do not know nor do we have reasonable grounds to suspect that the payee is our “associate”, except as permitted by Section 128F(6) of the Australian Tax Act.

An “associate” of ours for the purposes of Section 128F of the Australian Tax Act generally includes (i) a person or entity which holds 50% of the voting shares of, or otherwise controls, us, (ii) an entity which is a subsidiary of, or otherwise controlled by, us, (iii) a trustee of a trust where we are capable of benefiting (whether directly or indirectly) under that trust, and (iv) a person or entity who is an “associate” of another person or company which is an “associate” of ours under any of the foregoing.

However, for the purposes of Sections 128F(5) and (6) of the Australian Tax Act (see above), “associate” does not include:

(A)	onshore associates (i.e. Australian resident associates who do not hold the debt securities in the course of carrying on business at or through a permanent establishment outside Australia and non-resident associates who hold the debt securities in the course of carrying on business at or through an Australian Establishment); or

(B)	offshore associates (i.e. Australian resident associates that hold the debt securities in the course of carrying on business at or through a permanent establishment outside Australia and non-resident associates who do not hold the debt securities in the course of carrying on business through an Australian Establishment) who are acting in the capacity of:

(i)	in the case of Section 128F(5) only, a dealer, manager or underwriter in relation to the placement of the relevant debt securities; or

(ii)	a clearing house, custodian, funds manager, responsible entity of a registered scheme or, in the case of Section 128F(6) only, paying agent.

There are five principal methods of satisfying the public offer test. In summary, the five principal methods are:

•	offers of the relevant debt securities to 10 or more professional financiers, investors or dealers who are not associates of each other;

•	offers of the relevant debt securities to 100 or more potential investors;

•	offers of the relevant debt securities which are listed on a stock exchange;

•	offers of the relevant debt securities via a publicly available financial markets dealing platform; and

•	offers of the relevant debt securities to dealers, managers or underwriters who offer to sell the debt securities within 30 days by one of the preceding methods.

We intend to offer and sell debt securities in a manner that will satisfy the requirements of Section 128F of the Australian Tax Act.

As set out in more detail in the section entitled “Description of Guaranteed Debt Securities — Special Situations — Payment of Additional Amounts”, if we should at any time be compelled by law to deduct or withhold an amount in respect of any withholding taxes, we are required, subject to the exceptions we describe, to pay such additional amounts as may be necessary in order to ensure that the net amounts you receive in respect of the debt securities after such deductions or withholding will equal the respective amounts that would have been receivable had no such deduction or withholding been required.

Payments under the Guarantee

IWT at the rate of 10% may be payable on payments of interest, or interest paid on an overdue amount, by Rio Tinto Limited to United States holders (other than those holding the debt securities in the course of carrying on a business at or through an Australian Establishment).

Whether payments under the guarantee would be interest for withholding tax purposes is not clear. The Australian Taxation Office’s ruling, as reflected in Taxation Determination TD 1999/26, is that such payments under a guarantee would be interest for withholding tax purposes. However that Determination also states that guarantee payments would be treated as exempt from withholding tax under Section 128F if the requirements of that section are satisfied. Therefore, if the requirements of Section 128F as described above are satisfied in relation to the debt securities, interest withholding tax should not be payable in relation to the guarantee payments.

Profits on Sale to Third Parties

Under existing Australian law, United States holders of debt securities will not be subject to Australian income tax on profits derived from the sale or disposal of the debt securities to a third party provided that the profits do not have an Australian source.

The source of any profit on the sale or disposal of debt securities will ordinarily depend on the factual circumstances of the actual sale or disposal. Where the debt securities are acquired and sold or disposed of pursuant to contractual arrangements entered into and concluded outside Australia, and the seller and the purchaser are non-residents of Australia and do not have Australian Establishments, the profit would not be regarded as having an Australian source.

There are specific rules (Section 128AA of the Australian Tax Act) that can apply to treat a portion of the sale price of debt securities as interest for withholding tax purposes. These rules apply when certain debt securities originally issued at a discount or with maturity premium, generally speaking, or which do not pay interest at least annually are sold to:

•	an Australian resident that does not acquire the debt securities in the course of carrying on a trade or business through a permanent establishment outside Australia; or

•	a non-resident of Australia who acquires the debt securities as part of an Australian Establishment.

However, if the issue of the debt securities satisfies the public offer test, such portions of deemed interest will be covered by the exemption from Australian interest withholding tax contained in Section 128F of the Australian Tax Act.

Other Taxes

No ad valorem stamp, issue, registration or similar taxes are payable in Australia in connection with the issue of the debt securities. Furthermore, a transfer of or agreement to transfer debt securities, executed outside of Australia, will not be subject to Australian stamp duty.

The Commissioner of Taxation of the Commonwealth of Australia may give a direction under Section 218 or Section 255 of the Australian Tax Act or Section 260-5 of the Taxation Administration Act 1953 (“TAA”) requiring us to deduct from any payment to any other party (including any holder of debt securities) any amount in respect of income tax payable by that other party in respect of the other party’s other Australian sourced income or sales.

Section 12-140 of the TAA will impose a type of withholding tax at the rate of (currently) 46.5% on the payment of interest on certain securities unless the relevant investor has quoted a tax file number, in certain circumstances an Australian Business Number or proof of some other exception. Assuming that the debt securities will at all material times be in registered form and the requirements of Section 128F of the Australian Tax Act are satisfied with respect to the debt securities, these rules should not apply to payments to a holder of debt securities who is not a resident of Australia for tax purposes and not holding the debt securities in the course of carrying on business at or through an Australian Establishment. Withholdings may be made from payments to holders of debt securities who are residents of Australia or non-residents who carry on business at or through an Australian Establishment but who do not quote a tax file number, Australian Business Number or provide proof of an appropriate exemption.

Section 12-190 of the TAA imposes another type of withholding obligation such that if we make a payment to a holder of a debt security for a supply the holder of the debt security has made to us in the course or furtherance of an enterprise carried on in Australia by that holder, we must withhold amounts from that payment at the prescribed rate (currently 46.5%) unless that holder has quoted their ABN or another exception applies. There is some uncertainty as to the precise operation of these rules. However, these rules will not apply to payments of principal and interest by us to holders of debt securities where a tax file number, Australian Business Number, or proof that a relevant exemption is applicable has been provided (in accordance with the above paragraph), or a deduction has been made by us for a failure to provide such information. Although the position is not free from doubt, on the basis that all holders of debt securities will fall within Section 12-140 (discussed above), the withholding requirements in Section 12-190 of the TAA should have no residual operation.

No debt securities will be subject to death, estate or succession duties imposed by Australia, or by any political subdivision therein having the power to tax, if held at the time of death.

Neither the issue of the debt securities nor the payment of principal, premium (if any) and interest by us in respect of the debt securities would give rise to a liability to a goods and services tax in Australia.

Recent Developments

The Australian parliament has enacted legislation relating to the taxation of financial arrangements which will apply to debt securities (the “TOFA laws”). As a general rule the TOFA laws will apply to financial arrangements (such as debt securities) acquired in income years commencing on or after July 1, 2010. However, as an exception, an election can be made by the taxpayer for the TOFA laws to apply to financial arrangements acquired in income years commencing on or after July 1, 2009. Further, the TOFA laws will only apply to financial arrangements acquired before the first income year commencing on or after July 1, 2010 (or July 1, 2009, if elected) if an election is made by the taxpayer for this to be the case. In the absence of any election, the TOFA laws will not apply to financial arrangements acquired before the first income year commencing on or after July 1, 2010 and the rules described above under “— Australian Taxation” will continue to apply.

The TOFA laws can apply to tax investors who are not resident of Australia on gains arising from financial arrangements where the gains are not otherwise subject to or exempt from Australian withholding tax. A United States holder will not be taxed under the TOFA laws for payments under the securities of interest or amounts in the nature of interest because such payments are subject to the withholding tax rules (including the exemption under section 128F) described above. Further, a United States holder will not be taxed under the TOFA laws for other gains relating to the securities provided this gain is not sourced in Australia (see “— Profits on Sale to Third Parties” above) and the holder does not hold the securities as part of an Australian Establishment. Investors will need to consider the potential application of the TOFA laws to their own particular circumstances.

United Kingdom Taxation

The comments below are of a general nature, are based on current United Kingdom tax law and published practice of the United Kingdom HM Revenue & Customs (“HMRC”) and are not intended to be exhaustive. They do not necessarily apply where the income is deemed for tax purposes to be the income of any person other than the holder of the debt securities. They relate only to the position of persons who are resident outside of the United Kingdom for tax purposes (and not resident or, in the case of individuals, ordinarily resident in the United Kingdom for United Kingdom tax purposes) and who are the absolute beneficial owners of their debt securities and may not apply to certain classes of persons such as dealers or certain professional investors.

Please consult your own tax advisor concerning the consequences of owning the offered securities in your particular circumstances.

Interest Payments

References to “interest” in this section mean interest as understood in United Kingdom tax law. The statements do not take account of any different definitions of interest that may prevail under any other law or which may be created by the terms and conditions of the debt securities or any related documentation. If debt securities are issued with a redemption premium, then any such premium may constitute interest for United Kingdom tax purposes and so be treated in the manner described below.

Payments of interest on the debt securities will not be subject to withholding or deduction for or on account of United Kingdom taxation on the basis that, and so long as, such interest is not treated as arising in the United Kingdom for the purposes of section 874 of the United Kingdom Income Tax Act 2007. It is currently expected that the circumstances will be such that interest on the debt securities would not have a United Kingdom source.

It is possible that payments by Rio Tinto plc under the guarantee in respect of interest on the debt securities may be subject to withholding or deduction for or on account of United Kingdom tax. Such payments of interest under the guarantee may not be subject to withholding or deduction for or on account of United Kingdom taxation if and so long as the debt securities are and continue to be listed on a “recognised stock exchange” within the meaning of Section 1005 of the United Kingdom Income Tax Act 2007 (the “Quoted Eurobond Exemption”). The London Stock Exchange is a “recognised stock exchange” for these purposes. Debt securities will be treated as listed on the London Stock Exchange if they are included in the Official List by the United Kingdom Listing Authority and are admitted to trading on the London Stock Exchange. The New York Stock Exchange will be a “recognised stock exchange” for these purposes provided that it is registered with the Securities and Exchange Commission of the United States as a national securities exchange. Debt securities will be treated as listed on the New York Stock Exchange if they are both admitted to trading on the New York Stock Exchange and are officially listed in the United States in accordance with provisions corresponding to those generally applicable in countries in the European Economic Area. However, it is possible that such payments under the guarantee in respect of interest on the debt securities are not eligible for the Quoted Eurobond Exemption. If such payments are not eligible for that exemption, they may fall to be paid under deduction of United Kingdom income tax at the basic rate (currently 20%) subject to such relief as may be available under the provisions of any applicable double tax treaty or any other relief that may apply.

Certain holders of debt securities who are U.S. residents may be entitled to receive payments free of deductions for or on account of United Kingdom tax under the double taxation treaty between the United Kingdom and the United States and may therefore be able to obtain a direction to that effect from HMRC. Holders of debt securities who are resident in other jurisdictions may also be able to receive payment free of deductions or subject to a lower rate of deduction under an appropriate double taxation treaty and may be able to obtain a direction from HMRC to that effect.

However, such a direction will, in either case, only be issued on prior application to HMRC by the holder in question. If such a direction is not in place at the time a payment of interest is made, the person making the payment will be required to withhold tax, although a holder of debt securities resident in a jurisdiction outside of the United Kingdom who is entitled to relief may subsequently claim the amount withheld from HMRC.

Payments by Rio Tinto plc under the guarantee in respect of interest on the debt securities will have a United Kingdom source and accordingly may be chargeable to United Kingdom tax by direct assessment. Where the interest is paid without withholding or deduction, the interest will not be assessed to United Kingdom tax in the hands of holders of the debt securities who are not resident or, in the case of individuals, ordinarily resident in the United Kingdom, except where:

(i)	in the case of corporate holders, such persons carry on a trade in the United Kingdom through a United Kingdom permanent establishment; or

(ii)	in the case of other holders, such persons carry on a trade, profession or vocation in the United Kingdom through a United Kingdom branch or agency,

in connection with which the interest is received or to which the debt securities are attributable, in which case (subject to exemptions for interest received by certain categories of agent) tax may be levied on the United Kingdom permanent establishment or branch or agency.

In the event that payments by Rio Tinto plc under the guarantee in respect of interest on debt securities are subject to withholding or deduction for or on account of United Kingdom taxation then the provisions referred to in “Description of Guaranteed Debt Securities — Payment of Additional Amounts” may apply so that the net amount received by the holders after such reduction will not be less than the amount the holders would have received in the absence of such withholding or deduction.

Holders of the debt securities should note that the provisions relating to additional amounts referred to in “Description of Guaranteed Debt Securities — Payment of Additional Amounts” would not apply if HMRC sought to assess directly the person entitled to the relevant interest to United Kingdom tax. However exemption from, or reduction of, such United Kingdom tax liability might be available under an applicable double taxation treaty.

Provision of Information

Persons in the United Kingdom (i) paying interest to or receiving interest on behalf of another person who is an individual or (ii) paying amounts due on redemption of the debt securities which constitute deeply discounted securities as defined in Chapter 8 of Part 4 of the Income Tax (Trading and Other Income) Act 2005 to or receiving such amounts on behalf of another person who is an individual may be required to provide certain information to HMRC regarding the identity of the payee or person entitled to the interest and, in certain circumstances, such information may be exchanged with tax authorities in other countries. However, in relation to amounts payable on redemption of such debt securities HMRC published practice indicates HMRC will not exercise its power to obtain information where such amounts are paid or received on or before April 5, 2009. HMRC has indicated informally that it will continue not to exercise this power beyond April 5, 2009, but has not provided details as to when it may decide to require that information to be provided.

Optional Tax Redemption

In the earlier section entitled “Description of Guaranteed Debt Securities — Optional Tax Redemption” we set out certain situations in which we may redeem debt securities.

Disposal (including Redemption)

Generally, a holder of debt securities who is neither resident nor, in the case of an individual, ordinarily resident in the United Kingdom for tax purposes will not be liable for United Kingdom taxation in respect of a disposal of a debt security, or in respect of any gain accrued in respect of a debt security or any change in the value of a debt security.

This may not, however, be the case if:

(i)	in the case of corporate holders, such persons carry on a trade in the United Kingdom through a United Kingdom permanent establishment; or

(ii)	in the case of other holders, such persons carry on a trade, profession or vocation in the United Kingdom through a United Kingdom branch or agency in connection with which the interest is received or to which the debt securities are attributable.

Inheritance Tax

A holder of debt securities who is an individual domiciled outside the United Kingdom will generally not be liable for United Kingdom inheritance tax in respect of his holding of debt securities. However, there may be a liability for United Kingdom inheritance tax if a register of debt securities which are registered securities is maintained in the United Kingdom or if debt securities which are bearer securities are held in the United Kingdom. In that case, exemption from any United Kingdom inheritance tax liability may be available for holders of debt securities who are domiciled in the United States under the U.S.-United Kingdom double tax convention relating to estate and gift taxes.

Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

No United Kingdom stamp duty or SDRT is payable on the issue of the debt securities into a clearing system.

No United Kingdom stamp duty or SDRT is payable on dealings in the debt securities within a clearing system where such dealings are effected in electronic book entry form and not by written instrument of transfer.

European Union Directive on the Taxation of Savings Income

The Council of the European Union has adopted Council Directive 2003/48/EC (the “Savings Directive”) regarding the taxation of savings income. Pursuant to the Savings Directive, Member States of the European Union are required to provide to the tax authorities of another Member State details of payments of interest (or other similar income) paid by a person within its jurisdiction to or for the benefit of an individual or to certain other persons in that other Member State, except that Belgium, Luxembourg and Austria will (unless they elect otherwise) instead operate a withholding system for a transitional period in relation to such payments.

A number of non-EU countries, and certain dependent or associated territories of certain EU Member States have adopted similar measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to an individual or certain other persons resident in an EU Member State. In addition, the EU Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to an individual or certain other persons resident in one of those territories.

United States Federal Income Taxation

The following is a summary of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of debt securities by a U.S. Holder (as defined below). The following discussion, subject to the assumptions and limitations herein, represents the opinion of Linklaters LLP as to the material U.S. federal income tax consequences of the acquisition, ownership and disposition of debt securities by a U.S. Holder. This summary does not address the material U.S. federal income tax consequences of every type of debt security which may be issued under this prospectus, and the relevant prospectus supplement will contain additional or modified disclosure concerning the material U.S. federal income tax consequences relevant to a particular issue of debt securities as appropriate. This summary deals only with purchasers of debt securities that are U.S. Holders and that will hold the debt securities as capital assets. The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of debt securities by particular investors, and does not address state, local, foreign or other tax laws. This summary also does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions, insurance companies, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that will hold the debt securities as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes or investors whose functional currency is not the U.S. dollar). Moreover, the summary deals only with debt securities with a term of 30 years or less. The U.S. federal income tax consequences of owning debt securities with a longer term will be discussed in the applicable prospectus supplement.

As used herein, the term “U.S. Holder” means a beneficial owner of debt securities that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State thereof, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has elected to be treated as a domestic trust for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a partner in an entity that is classified as a partnership for U.S. federal income tax purposes that holds debt securities will depend on the status of the partner and the activities of the partnership. Prospective purchasers that are partnerships should consult their tax advisor concerning the U.S. federal income tax consequences to their partners of the acquisition, ownership and disposition of debt securities by the partnership.

The summary is based on the tax laws of the United States including the Internal Revenue Code of 1986, its legislative history, existing and proposed regulations thereunder and published rulings and court decisions, all as of the date hereof and all subject to change at any time, possibly with retroactive effect.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING THE DEBT SECURITIES, THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

Payments of Interest

Interest on a debt security, whether payable in U.S. dollars or a currency, composite currency or basket of currencies other than U.S. dollars (a “foreign currency”), other than interest on a “Discount Debt Security” that is not “qualified stated interest” (each as defined below under “— Original Issue Discount — General”), will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the holder’s method of accounting for tax purposes. For this purpose, interest includes any additional amounts payable under “Description of Guaranteed Debt Securities — Payment of Additional Amounts”. Interest paid by us on the debt securities and OID, if any, accrued with respect to the debt securities (as described below under “— Original Issue Discount”) generally will constitute income from sources outside the United States. Prospective purchasers should consult their tax advisors concerning the applicability of the foreign tax credit and source of income rules to income attributable to the debt securities.

Original Issue Discount

General

The following is a summary of the principal U.S. federal income tax consequences of the ownership of debt securities issued with original issue discount (“OID”). The following summary does not discuss debt securities that are characterized as contingent payment debt instruments for U.S. federal income tax purposes. In the event we issue contingent payment debt instruments the applicable prospectus supplement will describe the material U.S. federal income tax consequences thereof.

A debt security, other than a debt security with a term of one year or less (a “Short-Term Debt Security”), will be treated as issued with OID (a “Discount Debt Security”) if the excess of the debt security’s “stated redemption price at maturity” over its issue price is equal to or more than a de minimis amount (0.25% of the debt security’s stated redemption price at maturity multiplied by the number of complete years to its maturity). An obligation that provides for the payment of amounts other than qualified stated interest before maturity (an “installment obligation”) will be treated as a Discount Debt Security if the excess of the debt security’s stated redemption price at maturity over its issue price is greater than 0.25% of the debt security’s stated redemption price at maturity multiplied by the weighted average maturity of the debt security. A debt security’s weighted average maturity is the sum of the following amounts determined for each payment on a debt security (other than a payment of qualified stated interest): (i) the number of complete years from the issue date until the payment is made multiplied by (ii) a fraction, the numerator of which is the amount of the payment and the denominator of which is the debt security’s stated redemption price at maturity. Generally, the issue price of a debt security will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity of a debt security is the total of all payments provided by the debt security that are not payments of “qualified stated interest”. A qualified stated interest payment is generally any one of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods), or a variable rate (in the circumstances described below under “— Variable Interest Rate Debt Securities”), applied to the outstanding principal amount of the debt security. Solely for the purposes of determining whether a debt security has OID, we will be deemed to exercise any call option that has the effect of decreasing the yield on the debt security, and the U.S. Holder will be deemed to exercise any put option that has the effect of increasing the yield on the debt security. If the option is not in fact exercised, the debt security would be treated solely for purposes of calculating OID as if it were redeemed and a new debt security were issued on the deemed exercise date for an amount equal to the “adjusted issue price” (as defined below) of the debt security.

U.S. Holders of Discount Debt Securities must include OID in income calculated on a constant-yield method before the receipt of cash attributable to the income, and generally will have to include in income increasingly greater amounts of OID over the life of the Discount Debt Securities. The amount of OID includible in income by a U.S. Holder of a Discount Debt Security is the sum of the daily portions of OID with respect to the Discount Debt Security for each day during the taxable year or portion of the taxable year on which the U.S. Holder holds the Discount Debt Security (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a debt security may be of any length selected by the U.S. Holder and may vary in length over the term of the debt security as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the debt security occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount Debt Security’s adjusted issue price at the beginning of the accrual period and the Discount Debt Security’s yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of the payments of qualified stated interest on the debt security allocable to the accrual period. The “adjusted issue price” of a Discount Debt Security at the beginning of any accrual period is the issue price of the debt security increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the debt security that were not qualified stated interest payments. The “yield to maturity” of a security is the discount rate that causes the present value of all payments on the security as of its original issue date to equal the issue price of such security.

Acquisition Premium

A U.S. Holder that purchases a Discount Debt Security for an amount less than or equal to the sum of all amounts payable on the debt security after the purchase date, other than payments of qualified stated interest, but in excess of its adjusted issue price (any such excess being “acquisition premium”) and that does not make the election described below under “— Election to Treat All Interest as Original Issue Discount”, is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the U.S. Holder’s adjusted basis in the debt security immediately after its purchase over the debt security’s adjusted issue price, and the denominator of which is the excess of the sum of all amounts payable on the debt security after the purchase date, other than payments of qualified stated interest, over the debt security’s adjusted issue price.

Election to Treat All Interest as Original Issue Discount

A U.S. Holder may elect to include in gross income all interest that accrues on a debt security using the constant-yield method described above under “— Original Issue Discount — General”, with certain modifications. For purposes of this election, interest includes stated interest, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under “— Debt Securities Purchased at a Premium”) or acquisition premium. This election will generally apply only to the debt security with respect to which it is made and may not be revoked without the consent of the IRS. If the election to apply the constant-yield method to all interest on a debt security is made with respect to a Market Discount Debt Security, the electing U.S. Holder will be treated as having made the election discussed below under “— Market Discount” to include market discount in income currently over the life of all debt instruments with market discount held or thereafter acquired by the U.S. Holder. U.S. Holders should consult their tax advisors concerning the propriety and consequences of this election.

Short-Term Debt Securities

In general, an individual or other cash basis U.S. Holder of a Short-Term Debt Security is not required to accrue OID (as specially defined below for the purposes of this paragraph) for U.S. federal income tax purposes unless it elects to do so (but will be required to include any stated interest in income as the interest is received). Accrual basis U.S. Holders and certain other U.S. Holders are required to accrue OID on Short-Term Debt Securities on a straight-line basis or, if the U.S. Holder so elects, under the constant-yield method (based on daily compounding). In the case of a U.S. Holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of the Short-Term Debt Security will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant-yield method) through the date of sale or retirement. U.S. Holders who are not required and do not elect to accrue OID on Short-Term Debt Securities will be required to defer deductions for interest on borrowings allocable to Short-Term Debt Securities in an amount not exceeding the deferred income until the deferred income is realized.

For purposes of determining the amount of OID subject to these rules, all interest payments on a Short-Term Debt Security are included in the Short-Term Debt Security’s stated redemption price at maturity. A U.S. Holder may elect to determine OID on a Short-Term Debt Security as if the Short-Term Debt Security had been originally issued to the U.S. Holder at the U.S. Holder’s purchase price for the Short-Term Debt Security. This election shall apply to all obligations with a maturity of one year or less acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

Fungible Issue

We may, without the consent of the Holders of outstanding debt securities, issue additional debt securities with identical terms. These additional debt securities, even if they are treated for non-tax purposes as part of the same series as the original debt securities, in some cases may be treated as a separate series for U.S. federal income tax purposes. In such a case, the additional debt securities may be considered to have been issued with OID even if the original debt securities had no OID, or the additional debt securities may have a greater amount of OID than the original debt securities. These differences may affect the market value of the original debt securities if the additional debt securities are not otherwise distinguishable from the original debt securities.

Market Discount

A debt security, other than a Short-Term Debt Security, generally will be treated as purchased at a market discount (a “Market Discount Debt Security”) if the debt security’s stated redemption price at maturity or, in the case of a Discount Debt Security, the debt security’s “revised issue price”, exceeds the amount for which the U.S. Holder purchased the debt security by at least 0.25% of the debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity (or, in the case of a debt security that is an installment obligation, the debt security’s weighted average maturity). If this excess is not sufficient to cause the debt security to be a Market Discount Debt Security, then the excess constitutes “de minimis market discount”. For this purpose, the “revised issue price” of a debt security generally equals its issue price, increased by the amount of any OID that has accrued on the debt security and decreased by the amount of any payments previously made on the debt security that were not qualified stated interest payments.

Under current law, any gain recognized on the maturity or disposition of a Market Discount Debt Security (including any payment on a debt security that is not qualified stated interest) will be treated as ordinary income to the extent that the gain does not exceed the accrued market discount on the debt security. Alternatively, a U.S. Holder of a Market Discount Debt Security may elect to include market discount in income currently over the life of the debt security. This election will apply to all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the Internal Revenue Service (the “IRS”). A U.S. Holder of a Market Discount Debt Security that does not elect to include market discount in income currently will generally be required to defer deductions for interest on borrowings incurred to purchase or carry a Market Discount Debt Security that are in excess of the interest and OID on the debt security includible in the U.S. Holder’s income, to the extent that this excess interest expense does not exceed the portion of the market discount allocable to the days on which the Market Discount Debt Security was held by the U.S. Holder.

Under current law, market discount will accrue on a straight-line basis unless the U.S. Holder elects to accrue the market discount on a constant-yield method. This election applies only to the Market Discount Debt Security with respect to which it is made and is irrevocable.

Variable Interest Rate Debt Securities

Debt securities that provide for interest at variable rates (“Variable Interest Rate Debt Securities”) generally will either bear interest at a “qualified floating rate”, and thus will be treated as “variable rate debt instruments” under Treasury regulations governing accrual of OID, or they will bear interest at an “objective rate”. A Variable Interest Rate Debt Security will qualify as a “variable rate debt instrument” if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Interest Rate Debt Security by more than a specified de minimis amount, (b) it provides for stated interest, paid or compounded at least annually, at (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single “objective rate”, or (iv) a single fixed rate and a single objective rate that is a “qualified inverse floating rate”, and (c) it does not provide for any principal payments that are contingent (other than as described in (a) above).

A “qualified floating rate” is any variable rate where variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Interest Rate Debt Security is denominated. A fixed multiple of a qualified floating rate will constitute a qualified floating rate only if the multiple is greater than 0.65 but not more than 1.35. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Interest Rate Debt Security (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Interest Rate Debt Security’s issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate unless the cap or floor is either fixed throughout the term of the debt security or is not reasonably expected as of the issue date to cause the yield on the debt security to significantly deviate from the expected yield determined without the cap or floor.

An “objective rate” is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based on objective financial or economic information (e.g., one or more qualified floating rates or the yield of actively traded personal property). A rate will not qualify as an objective rate if it is based on information that is within our control (or a related party) or that is unique to our circumstances (or a related party), such as dividends, profits or the value of Rio Tinto (although a rate does not fail to be an objective rate merely because it is based on the credit quality of Rio Tinto). Other variable interest rates may be treated as objective rates if so designated by the IRS in the future. Despite the foregoing, a variable rate of interest on a Variable Interest Rate Debt Security will not constitute an objective rate if it is reasonably expected that the average value of the rate during the first half of the Variable Interest Rate Debt Security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Variable Interest Rate Debt Security’s term. A “qualified inverse floating rate” is any objective rate where the rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. If a Variable Interest Rate Debt Security provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period and if the variable rate on the Variable Interest Rate Debt Security’s issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a “current value” of that rate. A “current value” of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

If a Variable Interest Rate Debt Security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a “variable rate debt instrument”, then any stated interest on the debt security which is unconditionally payable in cash or property (other than our debt instruments) at least annually will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Interest Rate Debt Security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a “variable rate debt instrument” will generally not be treated as having been issued with OID unless the Variable Interest Rate Debt Security is issued at a “true” discount (i.e., at a price below the debt security’s stated principal amount) in excess of a specified de minimis amount. OID on a Variable Interest Rate Debt Security arising from “true” discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Interest Rate Debt Security.

In general, any other Variable Interest Rate Debt Security that qualifies as a “variable rate debt instrument” will be converted into an “equivalent” fixed rate debt instrument for purposes of determining the amount and accrual of OID and qualified stated interest on the Variable Interest Rate Debt Security. Such a Variable Interest Rate Debt Security must be converted into an “equivalent” fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Interest Rate Debt Security with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Interest Rate Debt Security’s issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Interest Rate Debt Security is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Interest Rate Debt Security. In the case of a Variable Interest Rate Debt Security that qualifies as a “variable rate debt instrument” and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Interest Rate debt security provides for a qualified inverse floating rate). Under these circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Interest Rate Debt Security as of the Variable Interest Rate Debt Security’s issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Interest Rate Debt Security is converted into an “equivalent” fixed rate debt instrument in the manner described above.

Once the Variable Interest Rate Debt Security is converted into an “equivalent” fixed rate debt instrument pursuant to the foregoing rules, the amount of OID and qualified stated interest, if any, are determined for the “equivalent” fixed rate debt instrument by applying the general OID rules to the “equivalent” fixed rate debt instrument and a U.S. Holder of the Variable Interest Rate Debt Security will account for the OID and qualified stated interest as if the U.S. Holder held the “equivalent” fixed rate debt instrument. In each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or OID assumed to have been accrued or paid with respect to the “equivalent” fixed rate debt instrument in the event that these amounts differ from the actual amount of interest accrued or paid on the Variable Interest Rate Debt Security during the accrual period.

If a Variable Interest Rate Debt Security does not qualify as a “variable rate debt instrument”, then the Variable Interest Rate Debt Security will be treated as a contingent payment debt obligation. The proper U.S. federal income tax treatment of Variable Interest Rate Debt Securities that are treated as contingent payment debt obligations will be more fully described in the applicable prospectus supplement.

Debt Securities Purchased at a Premium

A U.S. Holder that purchases a debt security for an amount in excess of its principal amount, or for a Discount Debt Security, its stated redemption price at maturity, may elect to treat the excess as “amortizable bond premium”, in which case the amount required to be included in the U.S. Holder’s income each year with respect to interest on the debt security will be reduced by the amount of amortizable bond premium allocable (based on the debt security’s yield to maturity) to that year. Any election to amortize bond premium will apply to all bonds (other than bonds the interest on which is excludable from gross income for U.S. federal income tax purposes) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and is irrevocable without the consent of the IRS. See also “— Original Issue Discount — Election to Treat All Interest as Original Issue Discount”.

Purchase, Sale and Retirement of Debt Securities

A U.S. Holder’s tax basis in a debt security will generally be its cost, increased by the amount of any OID and market discount included in the U.S. Holder’s income with respect to the debt security and the amount, if any, of income attributable to de minimis OID and de minimis market discount included in the U.S. Holder’s income with respect to the debt security, and reduced by (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the debt security.

A U.S. Holder will generally recognize gain or loss on the sale or retirement of a debt security equal to the difference between the amount realized on the sale or retirement and the tax basis of the debt security. The amount realized does not include the amount attributable to accrued but unpaid interest, which will be taxable as interest income to the extent not previously included in income. Except to the extent described above under “— Original Issue Discount — Market Discount” or “— Original Issue Discount — Short Term Debt Securities” or attributable to changes in exchange rates (as discussed below), gain or loss recognized on the sale or retirement of a debt security will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in the debt securities exceeds one year. Gain or loss realized by a U.S. Holder on the sale or retirement of a debt security generally will be U.S. source.

Foreign Currency Debt Securities

Interest

If an interest payment is denominated in, or determined by reference to, a foreign currency, the amount of income recognized by a cash basis U.S. Holder will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

An accrual basis U.S. Holder may determine the amount of income recognized with respect to an interest payment denominated in, or determined by reference to, a foreign currency in accordance with either of two methods. Under the first method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period (or, in the case of an accrual period that spans two taxable years of a U.S. Holder, the part of the period within the taxable year).

Under the second method, the U.S. Holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period (or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year). Additionally, if a payment of interest is actually received within five business days of the last day of the accrual period, an electing accrual basis U.S. Holder may instead translate the accrued interest into U.S. dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and will be irrevocable without the consent of the IRS.

Upon receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a debt security) denominated in, or determined by reference to, a foreign currency, the U.S. Holder may recognize U.S. source exchange gain or loss (taxable as ordinary income or loss) equal to the difference between the amount received (translated into U.S. dollars at the spot rate on the date of receipt) and the amount previously accrued, regardless of whether the payment is in fact converted into U.S. dollars.

OID

OID for each accrual period on a Discount Debt Security that is denominated in, or determined by reference to, a foreign currency, will be determined in the foreign currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis U.S. Holder, as described above. Upon receipt of an amount attributable to OID (whether in connection with a payment on the debt security or a sale or disposition of the debt security), a U.S. Holder may recognize U.S. source exchange gain or loss (taxable as ordinary income or loss) equal to the difference between the amount received (translated into U.S. dollars at the spot rate on the date of receipt) and the amount previously accrued, regardless of whether the payment is in fact converted into U.S. dollars.

Market Discount

Market discount on a debt security that is denominated in, or determined by reference to, a foreign currency, will be accrued in the foreign currency. If the U.S. Holder elects to include market discount in income currently, the accrued market discount will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the U.S. Holder’s taxable year). Upon the receipt of an amount attributable to accrued market discount, the U.S. Holder may recognize U.S. source exchange gain or loss (which will be taxable as ordinary income or loss) determined in the same manner as for accrued interest or OID. A U.S. Holder that does not elect to include market discount in income currently will recognize, upon the disposition or maturity of the debt security, the U.S. dollar value of the amount accrued, calculated at the spot rate on that date, and no part of this accrued market discount will be treated as exchange gain or loss.

Bond Premium

Bond premium (including acquisition premium) on a debt security that is denominated in, or determined by reference to, a foreign currency, will be computed in units of the foreign currency, and any such bond premium that is taken into account currently will reduce interest income in units of the foreign currency. On the date bond premium offsets interest income, a U.S. Holder may recognize U.S. source exchange gain or loss (taxable as ordinary income or loss) equal to the amount offset multiplied by the difference between the spot rate in effect on the date of the offset and the spot rate in effect on the date the debt securities were acquired by the U.S. Holder. A U.S. Holder that does not elect to take bond premium (other than acquisition premium) into account currently will recognize a market loss when the debt security matures.

Sale or Retirement

As discussed above under “— Purchase, Sale and Retirement of Debt Securities”, a U.S. Holder will generally recognize gain or loss on the sale or retirement of a debt security equal to the difference between the amount realized on the sale or retirement and its tax basis in the debt security. A U.S. Holder’s tax basis in a debt security that is denominated in a foreign currency will be determined by reference to the U.S. dollar cost of the debt security. The U.S. dollar cost of a debt security purchased with foreign currency will generally be the U.S. dollar value of the purchase price on the date of purchase, or the settlement date for the purchase, in the case of debt securities traded on an established securities market, as defined in the applicable Treasury Regulations, that are purchased by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects).

The amount realized on a sale or retirement of a debt security for an amount in foreign currency will be the U.S. dollar value of this amount on the date of sale or retirement, or the settlement date for the sale, in the case of debt securities traded on an established securities market, as defined in the applicable Treasury Regulations, sold by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects). Such an election by an accrual basis U.S. Holder must be applied consistently from year to year and cannot be revoked without the consent of the IRS.

A U.S. Holder will recognize U.S. source exchange rate gain or loss (taxable as ordinary income or loss) on the sale or retirement of a debt security equal to the difference, if any, between the U.S. dollar values of the U.S. Holder’s purchase price for the debt security (or, if less, the principal amount of the debt security) (i) on the date of sale or retirement and (ii) on the date on which the U.S. Holder acquired the debt security. Any such exchange rate gain or loss will be realized only to the extent of total gain or loss realized on the sale or retirement (including any exchange gain or loss with respect to the receipt of accrued but unpaid interest).

Disposition of Foreign Currency

Foreign currency received as interest on a debt security or on the sale or retirement of a debt security will have a tax basis equal to its U.S. dollar value at the time the foreign currency is received. Foreign currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the foreign currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of a foreign currency (including its use to purchase debt securities or upon exchange for U.S. dollars) will be U.S. source ordinary income or loss.

Backup Withholding and Information Reporting

In general, payments of interest and accrued OID on, and the proceeds of a sale, redemption or other disposition of, the debt securities, payable to a U.S. Holder by a U.S. paying agent or other U.S. intermediary will be reported to the IRS and to the U.S. Holder as may be required under applicable regulations. Backup withholding will apply to these payments and to accruals of OID if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of exempt status or fails to report all interest and dividends required to be shown on its U.S. federal income tax returns. Certain U.S. Holders (including, among others, corporations) are not subject to backup withholding. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus through agents, underwriters or dealers, or directly to one or more purchasers. In addition, third parties may sell securities under the registration statement for their own account.

The prospectus supplement relating to any offering will identify or describe:

•	any underwriter, dealers or agents;

•	their compensation;

•	the net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities; and

•	any exchange on which the securities will be listed.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases of securities during the term of their appointment to sell securities on a continuing basis.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Underwriters

If we use underwriters for the sale of securities, they will acquire securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligation to purchase securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we use dealers in the sale, unless we otherwise indicate in the applicable prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Direct Sales

We may also sell securities directly without using agents, underwriters or dealers.

Securities Act of 1933; Indemnification

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of securities may be treated as underwriting discounts and commissions under the Securities Act. Agreements that we will enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Stabilization

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would be otherwise. These transactions, if commenced, may be continued by the persons participating in the offering at any time.

Market Making

In the event that we do not list securities of any type or series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

LEGAL MATTERS

The validity of the debt securities and the guarantees and certain other legal matters governed by English, U.S. federal and New York law will be passed upon for us by Linklaters LLP or any other law firm named in the applicable prospectus supplement. The validity of the debt securities and the guarantees will be passed upon for us by Allens Arthur Robinson or any other law firm named in the applicable prospectus supplement as to certain matters of Australian law. The validity of the debt securities and the guarantees and certain other legal matters governed by U.S. federal and New York law will be passed upon for any underwriters or agents by Davis Polk & Wardwell or any other law firm named in the applicable prospectus supplement as to certain matters of New York law.

EXPERTS

The consolidated financial statements of Rio Tinto plc and Rio Tinto Limited as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) incorporated in this document by reference to the Annual Report on Form 20-F for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP and PricewaterhouseCoopers, independent registered public accounting firms, given on the authority of said firms as experts in auditing and accounting. PricewaterhouseCoopers LLP is a member of the Institute of Chartered Accountants in England and Wales. PricewaterhouseCoopers is a member of the Institute of Chartered Accountants in Australia.

The consolidated financial statements of Alcan Inc. as of December 31, 2006, 2005 and 2004 and for each of the three years in the period ended December 31, 2006 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) incorporated in this document by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers LLP is a member of the Canadian Institute of Chartered Accountants.